Exhibit (10) (xl)

___________________________________________________________________________________
JOINT VENTURE CONTRACT

FOR

CÔNG TY TNHH ACT
ACT COMPANY LIMITED

BY AND BETWEEN

CÔNG TY TNHH SAILUN VIỆT NAM
SAILUN (VIETNAM) CO., LTD

AND

COOPER TIRE & RUBBER COMPANY VIETNAM HOLDING, LLC
__________________________________________________________________________________

December 12, 2018

Page i

JOINT VENTURE CONTRACT

This Joint Venture Contract (this "Contract") is made and entered into on December 12, 2018 by and between:

(1) SAILUN (VIETNAM) CO., LTD, a limited liability company established and operating under the laws of Vietnam, whose details are as follows:
Name in Vietnamese:	CÔNG TY TNHH SAILUN VIỆT NAM
ERC No:	3901064759 dated 20 March 2012
Head office:	Lot 37-1...42-6-1 Phuoc Dong Industrial Park, Phuoc Dong Ward, Go Dau District, Tay Ninh, Vietnam.
(hereinafter referred to as "SAILUN"); and
(2) COOPER TIRE & RUBBER COMPANY VIETNAM HOLDING, LLC, a limited liability company established and operating under the laws of Delaware, whose details are as follows:
Certificate of Formation No:	20188001794 dated December 6, 2018 issued by Secretary of State, State of Delaware.
Head office:	701 Lima Avenue, Findlay, OH 45840, United States of America
(hereinafter referred to as "COOPER").
NOW, THEREFORE, for the purpose of registering the Project (as defined below) and establishing the Company (as defined below) in Vietnam, and to set out the terms governing their relationship with respect to, and the rights and obligations of the Members in respect of, the Company and the Project, the Members hereby agree to sign this Contract with the following terms.

CHAPTER 1	DEFINITIONS AND INTERPRETATION

1.1
Definitions and Interpretation. Unless the terms or context of this Contract provide otherwise, (i) capitalized terms used in this Contract without definition have the meanings assigned to them in Part A of Schedule 1 to this Contract, and (ii) the rules of interpretation set out in Part B of Schedule 1 to this Contract shall apply.

CHAPTER 2	THE PROJECT

2.1
The Project. Subject to the terms of this Contract, the Members will establish the Company in order to invest in, design, develop, construct, own and operate a TBR production facility (the "Plant") at the Site, where the Company will produce and sell TBR units in accordance with the Business Plan, this Contract and the Charter (the "Project"). After the Project has been registered by the Members and the IRC has been obtained, the Members shall establish the Company as the economic organization to implement the Project in accordance with this Contract. The Members shall also, in accordance with the terms of this Contract, enter into the TBR Offtake Agreements with the Company pursuant to which the Members shall have the right and the obligation to purchase (i) in the agreed proportions, all of the TBR units produced by the Company during an initial six (6) year period, and thereafter (ii) the number of TBR units as requested by such Member, in each case on a cost-plus basis and with payments potentially to be made in the event of any shortfall in purchases below an agreed threshold, all as provided in further detail in the TBR Offtake Agreements.

CHAPTER 3	ESTABLISHMENT OF THE COMPANY

3.1	Establishment. Subject to the terms of this Contract, the Company shall be established in accordance with the following procedures:

(1)	The initial Members of the Company are SAILUN and COOPER.

(2)
On and from the Effective Date, the Members shall cooperate to carry out all necessary procedures to promptly apply for and obtain an IRC for the Project in accordance with the Law on Investment and other applicable Laws of Vietnam.

(3)
Promptly after receipt of the IRC, the Members shall cooperate to carry out all necessary procedures to obtain as soon as reasonably possible, but in any event no later than the date which is three (3) months from the Effective Date (the "ERC Longstop Date"), an ERC to establish the Company in accordance with the Law on Enterprises and other applicable Laws of Vietnam. The Company shall have legal entity status from the Establishment Date. The Company shall operate as an independent and separate entity having its own office facilities, personnel and administrative structure. Unless expressly agreed in writing by each Member and the Company, the Company shall in no case act as an agent of any Member, and the Company shall not create or impose any obligation or liability for or on any Member or otherwise bind any Member, and the Company shall not in any event make any guarantee under the names, reputation or credibility of any Member.

(4)	On and from the Effective Date, each Member shall use its respective reasonable best efforts to obtain the IRC and the ERC by the ERC Longstop Date.

3.2	Name of the Company. The name of the Company is:
Vietnamese name:    CÔNG TY TNHH ACT
English name:    ACT Company Limited
Abbreviated Name:     ACT

3.3	Address of the Company.

(1)	The head office of the Company shall be located at Lot 37-1...42-6-1 Phuoc Dong Industrial Park, Phuoc Dong Ward, Go Dau District, Tay Ninh, Vietnam.

(2)
The Company shall be entitled to open branch(s) and/ or representative office(s) in the provinces and cities in or outside of Vietnam, subject to approvals of the Members' Council, the Licensing Authority or other competent authorities in accordance with applicable laws.

(3)	The Company may, upon the decision of the Members' Council, change its head office or any branch office and establish branch offices or other places of business in Vietnam or elsewhere.

3.4
Vietnamese Law. During the course of its operation, the Company shall observe the provisions of the Laws of Vietnam, the Charter, the IRC and the ERC, including to satisfy applicable business investment conditions in accordance with the Laws of Vietnam. All activities of the Company shall be governed by, and its legal rights and operational autonomy and the respective interests of the Members shall be recognized and protected by and in accordance with, the Laws of Vietnam.

3.5	Limited Liability.

(1)
The Company is a limited liability company with two or more members, and shall be liable for its own debts with its own assets. The liability of each Member with respect to the Company shall be limited to the amount of its respective Contributed Capital.

(2)
Except (a) as otherwise provided in Article 6.2, Article 6.6(2) and any other provision of this Contract, (b) pursuant to a decision of the Members' Council, or (c) to the extent that a Member has not paid in full its Charter Capital contribution as required by this Contract, a Member shall not be required to provide any further funds to or on behalf of the Company by way of capital contribution, loan, advance, guarantee or otherwise.

(3)
Except as otherwise provided pursuant to a written agreement signed by the relevant Member, creditors of the Company shall have recourse only to the assets of the Company and shall not seek repayment from any Member. The Company shall indemnify the Members against any and all losses, damages or liabilities suffered by the Members in respect of third party claims arising out of the operation of the Company.

(4)
Subject to the foregoing limitation of liabilities, the Members shall share the profits and proceeds (whether on dissolution or otherwise), and losses in proportion to their respective Interest Percentage at each relevant time.

3.6
Seal. The Company shall have a seal which complies with the Law on Enterprises and is registered in accordance with the Laws of Vietnam. The Company shall manage, use and retain the seal in accordance with the Charter and the Laws of Vietnam.

3.7	Post-Establishment. Promptly following the Establishment Date, the Members shall:

(1)
procure the Company to conduct and complete the required post-licensing activities, including publicly announcing the Company's establishment and such other procedures as are required under the Laws of Vietnam; and

(2)
procure, within seven (7) days from the Establishment Date, a meeting of the Members' Council and each Member shall ensure that at such meeting its respective Authorized Representatives vote in favor of:

(a)
the appointment of the nominee for the Chairman of the Members' Council nominated pursuant to Article 9.6, the General Director nominated pursuant to Article 10.2(1), and the Chief Accountant, Chief Technology Officer, Controller and Head of Quality each as nominated pursuant to Article 10.6; and

(b)
execution of the Charter and each Ancillary Agreement, and promptly thereafter to cause the Company to sign and exchange each such contracts with the counterparties (and where a Member or an Affiliate of a Member is a counterparty to any such contract that Member shall, or shall cause such Affiliate to, sign and exchange with the Company the contract at that time) and take all such steps as are required to ensure that each such contract is fully binding, effective and operational, and upon execution of the Land Sub-Lease Agreement, the Members shall cause the Company to carry out the procedures at the competent State Authority to transfer the ownership of the Land Use Rights to the Company free and clear of all liens and encumbrances, and each Member shall provide such reasonable assistance as the Company may request, and SAILUN shall use its reasonable efforts to procure the assistance of the Lessor as may be required, in connection with such procedures and transfer.

3.8	Charter.

(1)
The Members shall adopt the Charter in order to govern the operations of the Company. The Charter shall have the contents required pursuant to the Law on Enterprises and such other provisions as agreed by the Members.

(2)
If there is an inconsistency between the terms of this Contract and any provision of the Charter, the provisions of this Contract will prevail to the extent of that inconsistency as between the Members. The Members shall take all appropriate actions to have the Charter amended to the effect that provisions of the Charter are consistent with those of this Contract and the Members shall exercise their respective voting rights as Members of the Company in order to effect the same accordingly. If no amendment to the Charter is made, the Members agree that the Charter shall, to the greatest extent permitted by the Laws of Vietnam, be construed in accordance with this Contract and the Members' intentions, or the Members shall take all appropriate actions to reach an alternative solution which is in accordance with this Contract.

(3)
The Members must at all times ensure that the Company complies with the Charter. A Member is responsible to the other Members for non-compliance with the Charter to the extent that the non-compliance is within that Member's control, including matters that a Member may control through its Authorized Representative on the Members' Council.

CHAPTER 4	EFFECTIVE DATE

4.1	Effective Date.

(1)
This Contract shall become fully effective on and from the Establishment Date, except for the Specified Articles which will come into full force and effect on and from the date of this Contract (the "Effective Date").

(2)
SAILUN shall, and the Charter shall require the Company to, promptly deliver to COOPER copies of all approval certificates and registration documents issued by, and written confirmation of all communications with, the relevant State Authorities, in respect of this Contract, the Charter, and any other supplemental contracts, and the operation of the Company.

CHAPTER 5	BUSINESS SCOPE

5.1
Scope of Business. The Members hereby agree to establish the Company in order to invest in, develop, construct and own the Plant for the purpose of profit, strengthening of market position and improvement of competitiveness (the "Business"). In order to achieve these objectives, the Company may carry out any of the following business activities:

(1)	production, sales and technology development of tires, rubber products and synthetic rubber;

(2)	import and export of materials, goods and technology (items which need approval shall be operated after such approval is obtained);

(3)	constructing and operating the Plant at the Site and associated facilities, including terminals, storage facilities and water, road and rail product transport equipment and systems;

(4)	carrying out all activities ancillary or related to the foregoing; and

(5)	such other activities as permitted by the Laws of Vietnam and approved by the Members' Council.

CHAPTER 6	INVESTMENT CAPITAL, CHARTER CAPITAL AND LOAN

6.1	Investment Capital. The total investment capital of the Project shall be USD 280,000,000 (the "Investment Capital").

6.2	Charter Capital.

(1)	The Charter Capital of the Company shall be USD 140,000,000.

(2)	SAILUN shall contribute USD 91,000,000, which is equal to sixty five per cent. (65%) of the Charter Capital, in the form of freely convertible cash.

(3)	COOPER shall contribute USD 49,000,000, which is equal to thirty five per cent. (35%) of the Charter Capital, in the form of freely convertible cash.

(4)	The Charter Capital to be contributed pursuant to this Article 6.2 must be contributed by each Member in accordance with the following provisions:

(a)
The Members expect to incur and pay costs before the Establishment Date in relation to securing the land rights for the Site, applying for and obtaining the IRC and ERC, making down-payments to secure necessary equipment, designing the Plant, and to otherwise progress the Project. The Members forecast they will need to incur and pay:

(A)	an amount of USD 12,900,000 by December 31, 2018; and

(B)	a further amount of USD 34,300,000 by January 31, 2019,
however the Members shall agree in writing from time to time on the amount and time at which these costs shall be incurred and paid before entering into any contractual obligations with third parties to make such payments. Each Member shall, or shall procure an Affiliate to on its behalf, contribute its share of such costs (based on the percentages specified in Article 6.2(2) and (3) unless otherwise agreed in writing) at the time required.

(b)
All costs agreed to be and which are actually incurred and paid by the Members towards or in connection with the Project pursuant to Article 6.2(4)(a) prior to the Establishment Date, whether incurred after execution or during the course of negotiation and execution of this Contract, are paid by the Members for and on behalf of the Company and (i) shall be capitalized as Charter Capital contributions to the maximum extent permitted by the Laws of Vietnam and credited towards the capital contribution obligations specified in Article 6.2(2) and (3), and (ii) to the extent such costs cannot be capitalized they shall be reimbursed by the Company.

(c)
By no later than ninety (90) days after the Establishment Date, each Member shall contribute to the Company that part of its Charter Capital required to be contributed pursuant to Article 6.2(2) or Article 6.2(3) (as the case may be) that has not already been paid pursuant to Article 6.2(4)(a) and capitalized pursuant to Article 6.2(4)(b), PROVIDED THAT, the Members shall not be required to make such contribution until the Establishment Date has occurred and each Ancillary Agreement has been duly executed by all parties to it in accordance with its terms.

(5)
The number of payments, and the amount and timing of each payment of Charter Capital required pursuant to Article 6.2(4)(c), may be adjusted from time to time by written agreement of all the Members based upon the results of the design of the Plant, the payment schedule set forth in the EPC contract, the payment requirements for procurement of equipment, payment of land rental and infrastructure fees and the other requirements of the Company. Following any such agreed adjustment, the Members shall, and if the Establishment Date has occurred shall cause the Company to, promptly notify such adjustments to the relevant State Authorities and obtain all necessary Authorizations.

(6)
During the ninety (90) day period commencing on and from the Establishment Date each Member shall have the rights and obligations corresponding to its respective Interest Percentage based on the Charter Capital undertaken to be contributed pursuant to Articles 6.2(2) and (3).

(7)	No Member shall be entitled to any refund or reimbursement of any Contributed Capital that has been properly made to the Company except as otherwise provided for in this Contract.

(8)
For the purposes of determining the Interest and Interest Percentage of each Member, unless otherwise resolved by Super Majority Resolution, any Contributed Capital that is contributed by a Member in advance of the date such contribution is due to be made shall be deemed to have only been received by the Company on the due date of such capital contribution.

6.3
Loan Capital. Subject to the terms and conditions of this Contract and the Charter, and to the greatest extent permitted by the Laws of Vietnam, the Company may finance its operations and capital needs by way of loans, borrowings or other means of financing, including loans from the Members, banks, other credit or financial institutions, or other qualified lenders inside or outside of Vietnam, in compliance with the procedures as required by the Laws of Vietnam and upon such terms and subject to such conditions as may be approved by the Members' Council.

6.4
Certificate of Capital Contribution. In consideration for each Member making a capital contribution, and upon receipt of payment in full, the Company shall issue a certificate to that Member signed by a legal representative of the Company, evidencing the Contributed Capital and the Interest Percentage held by such Member, in accordance with the Law on Enterprises. The Company shall also produce and retain minutes evidencing the capital contribution in accordance with the Law on Enterprises.

6.5
Interest. On fulfilling its Charter Capital contribution obligations (and prior to that in accordance with the Law on Enterprises), each Member will own its Interest, unless and until such Interest changes in accordance with this Contract, the Charter or as agreed between the Members and approved by the relevant State Authority.

6.6	Increase to Charter Capital.

(1)
The Charter Capital of the Company may be increased only by a Super Majority Resolution of the Members' Council, which resolution shall stipulate the timing and other terms of such increase, with such increase subject to registration with and approval by the Licensing Authority or other competent authority as required and in accordance with the Laws of Vietnam.

(2)
If the Company is unable to secure third party debt financing on terms acceptable to the Members' Council to fund that part of the Project development costs exceeding the Charter Capital, and if the Members' Council passes a Super Majority Resolution requiring additional capital contributions to meet such funding shortfall for the Project development costs, then, provided that the aggregate of such development costs do not exceed the Investment Capital, each Member shall be obliged to make its share of such additional contributions to the Charter Capital in proportion to its Interest Percentage, within the later of (i) thirty (30) days of such Members' Council resolution and (ii) five (5) days of receipt of the required Authorizations for the increase in the Charter Capital.

(3)
Each Member agrees and acknowledges that the Charter Capital contributions set out in Article 6.2 and, if any, Article 6.6(2), are mandatory. If any Member chooses not to participate in any additional investment in the Company approved by the Members' Council, or if such Member fails to timely make its mandatory or agreed contribution amount in full, the Members' Council must pass a resolution to offer to the other Members the option to make the additional contribution to the Charter Capital of the Company (which contribution shall be made in proportion to the contributing Members' relative ownership of the Charter Capital at that time, or as otherwise agreed by such contributing Members) and the Interest Percentages of the Members shall be adjusted accordingly.

(4)
If a majority of the Members' Council approves a proposed increase of the Charter Capital but a Super Majority Resolution with respect thereto cannot be reached by the Members' Council, the Members will work together to find a solution, including without limitation finding acceptable source of financing for one or more Members to use for its contribution to the increased Charter Capital, so as to allow the Members' Council to reach a Super Majority Resolution for an increase of the Charter Capital. No increase or reduction in the Charter Capital shall be made without a Super Majority Resolution of the Members' Council.

(5)	The Company shall promptly register with the relevant State Authority any adjustment to the Charter Capital and/or Interest Percentages.

6.7
Transfer of Interests. If a Member wishes to dispose or offer for sale all or part of its respective Interest in the Company (the "Transferring Member"), the Transferring Member shall notify the other Members (the "Non-Transferring Members") in writing, which notice shall contain the following information (the "Transferring Notice"):

(1)
the name or identity of the potential third party purchaser (with sufficient clarity to identify the true purchaser) ("Purchaser"); the total Interest in the Company proposed to be transferred ("Transferred Interest") under such offer;

(2)	the offered purchase price and its basis, as well as any other material terms of such offer; and

(3)	the valid period of the offer, which must extend beyond the Notice Period and Tag-Along Period set out below.

6.8	Right of First Refusal.

(1)
Unless otherwise required by applicable Laws of Vietnam, the Non-Transferring Members shall have a right of first refusal to purchase all (and not part) of the Transferred Interest at the same purchase price as set forth in the Transferring Notice (and otherwise on substantially the same terms and conditions as offered by the third party and set forth in the Transferring Notice). Each Non-Transferring Member shall have thirty (30) days after receipt of the Transferring Notice ("Notice Period") to notify the Transferring Member in writing ("Purchase Notice") of its intent to exercise its right of first refusal to purchase the Transferred Interest. If more than one Non-Transferring Member gives a Purchase Notice during the Notice Period, the proportionate entitlement of each of the Non-Transferring Members must be, as near as practicable, to the proportions their respective Interest Percentages bear to the total Interest Percentages of all Non-Transferring Members issuing a Purchase Notice.

(2)
The transfer of the Transferred Interest must be completed on the tenth Business Day after the necessary Authorizations are received, or such other date as agreed in writing by the Transferring Member and the Non-Transferring Member(s) acquiring the Transferred Interest.

(3)
If no Non-Transferring Member gives such Purchase Notice pursuant to this Article 6.8 within the aforementioned thirty (30) day Notice Period, the Transferring Member shall have a period of sixty (60) days from the expiration of such rights (or such longer period as is necessary to obtain required Authorizations) in which to sell or transfer the Transferred Interest to the Purchaser on terms (including price) not more favorable to the Purchaser than those set forth in the Transferring Notice, subject to the terms of this Contract (including Article 6.9) and in accordance with the procedures provided for under the applicable Laws of Vietnam. Regardless of whether the Transferring Member consummates the sale, transfer or disposition of the Transferred Interest of the Transferring Member within such timeframe, the Non-Transferring Members' rights under this Article 6.8 and Article 6.9 shall continue to be applicable to any subsequent proposed transfer or disposition of the Transferred Interest of the Transferring Member.

6.9
Tag-Along Rights. Unless otherwise required by applicable Laws of Vietnam, if no Non-Transferring Member gives a Purchase Notice within the Notice Period, each Non-Transferring Member shall have a right to participate in such sale on the following terms and conditions.

(1)
If a Non-Transferring Member wishes to exercise its right to participate in the sale ("Tag-Along Member"), it shall notify the Transferring Member in writing ("Tag-Along Notice") stating its election to do so by no later than five (5) Business Days after expiry of the Notice Period ("Tag-Along Period"). A Tag-Along Member may only elect to sell the same pro rata portion of its Interest relative to the portion that the Transferred Interest bears to the Transferring Member's Interest prior to the contemplated transfer ("Tag-Along Interest"). Notwithstanding the foregoing, the Purchaser can offer to the Tag-Along Member to purchase from it a greater Interest than the Tag-Along Interest, in which case the Tag-Along Member shall be free to accept or decline such offer.

(2)
The Transferring Member shall use its commercially reasonable efforts to include in the proposed sale to the Purchaser all of the Interests that the Tag-Along Members have elected to have included pursuant to the applicable Tag-Along Notices, it being understood that the Purchaser shall not be required to purchase Interests in excess of the number set forth in the Transferring Notice. In the event the Purchaser elects to purchase less than all of the Interests sought to be sold by the Tag-Along Members, the number of Interests to be sold to the Purchaser by the Transferring Member and each Tag-Along Member shall be reduced so that each such Member is entitled to sell its pro rata (by reference to their respective Interest Percentages) portion of the Interests the Purchaser elects to purchase (which in no event may be less than the Interest set forth in the Transferring Notice).

(3)
Each Non-Transferring Member who does not deliver a Tag-Along Notice in compliance with Article 6.9(1) above shall be deemed to have waived all of such Member's rights (a) to participate in such sale, and (b) to pre-empt or tag-along to the transfer of any Interests by a Tag-Along Member to the Purchaser, and the Transferring Member shall (subject to the rights of any participating Tag-Along Member) thereafter be free to sell to the Purchaser its Interests on terms (including price) not more favorable to the Purchaser than those set forth in the Transferring Notice, subject to the terms of this Contract and in accordance with the procedures provided for and Authorizations required under the applicable Laws of Vietnam, without any further obligation to such Non-Transferring Members under this provision with respect to such sale.

(4)
The Transferring Member and each Tag-Along Member shall receive the same consideration per Interest Percentage after deduction of such Member's proportionate share of the related expenses in accordance with Article 6.9(6) below.

(5)
Each Tag-Along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Transferring Member makes or provides in connection with the sale to the Purchaser (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Transferring Member, each Tag-Along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Transferring Member and each Tag-Along Member severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-Along Member shall be in an amount not to exceed the aggregate proceeds received by such Tag-Along Member in connection with any such sale.

(6)
The reasonable and documented fees and expenses of the Transferring Member incurred in connection with a sale under this Article 6.9 and for the benefit of all Members (it being understood that costs incurred by or on behalf of the Transferring Member for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or the Purchaser, shall be shared by the Transferring Members and all Tag-Along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Tag-Along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Article 6.9.

6.10
Transferee Accession. It shall be a condition precedent to the right of any Member to transfer any of its Interest (including an Affiliated Transfer) to a third party that (i) the transferee executes, in such form and substance as may be reasonably acceptable to the Non-Transferring Members, a document of ratification and accession under which the transferee agrees to be bound by and entitled to the obligations and benefits of this Contract as if an original party hereto and to be bound by the Charter of the Company, (ii) the transferee establishes to the reasonable satisfaction of the Non-Transferring Members that it has the requisite financial and technical capabilities to become a Member and to further the objectives of the Company and the Business, (iii) neither the business of the Company nor the performance of its contracts shall be interrupted by any such transfer, and (iv) the transferee (including where such transferee is an existing Member) assumes responsibility for any debt guaranty provided for the benefit of the Company or the Business by or on behalf of the transferring Member or any Affiliate of the transferring Member.

6.11
Affiliate Transfer. Notwithstanding anything to the contrary contained herein, the provisions on transfer set forth in Articles 6.7, 6.8 and 6.9 shall not apply in the case of transfers of a Member's Interests, in whole or in part, to an Affiliate of that Member (an "Affiliated Transfer"), and in which case the consent of the other Members is not required and each Member hereby waives its rights of first refusal and tag-along rights when an Affiliated Transfer occurs, provided that the document of ratification and accession to be entered into pursuant to Article 6.10(i) includes an undertaking by the Affiliate transferee that if it ceases to be an Affiliate of the transferring Member it will, prior to or immediately upon such cessation, re-assign such Member's Interests to the transferring Member or another Affiliate of the transferring Member.

6.12
Change of Control. For avoidance of doubt and notwithstanding anything to the contrary contained herein, a Member shall not have any right to object (and shall waive its right to consent if it has such right) and shall not object to a change of control of the ultimate parent company of another Member, including, without limitation, any full or partial sale, merger, consolidation, privatization or delisting of the ultimate parent of another Member. For avoidance of doubt, nothing herein shall allow a Member’s ultimate parent company to transfer its respective shares in that Member to a non-Affiliate of that Member.

6.13	Authorizations and Registration.

(1)
Any transfer is conditional on the transferee obtaining all necessary Authorizations either unconditionally or subject only to conditions which do not adversely affect the Company or its activities, or the interests of other Members. Subject to the satisfaction of the terms and conditions set forth in Articles 6.7 to 6.10 (inclusive), each Non-Transferring Member and the Transferring Member must, and must procure that the Company shall, complete all reasonably necessary procedures and provide all reasonably necessary consents in order to apply to the relevant State Authority for the necessary Authorizations for the transfer of the Transferred Interest to the transferee, provided that the Transferring Member shall bear the costs of all such actions.

(2)
Upon receipt of the necessary Authorizations, the Members' Council shall approve any transfer of interest in the Charter Capital hereunder and undertake or cause to be undertaken all acts, matters and things reasonably required to ensure that the Transferred Interest in the Charter Capital is vested in the relevant transferee, including registering the change in ownership and Interest Percentages with the relevant State Authority and in the register of Members.

(3)
The Members shall procure that the Company must not register any transfer, or apply for any Authorizations in relation to a transfer, made in breach of any of the provisions of Articles 6.7 to 6.11 (inclusive). Any such purported transfer so made will be of no effect.

CHAPTER 7	REPRESENTATIONS AND WARRANTIES

7.1	Members' Representations and Warranties. Each Member hereby represents and warrants that, as of the date of this Contract:

(1)
it has the capacity and authority to enter into this Contract and to perform its obligations hereunder, and is duly organized and validly existing under the laws of the jurisdiction of its incorporation;

(2)	it is not a party to, bound by or subject to any contract, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by it of this Contract or the performance by it of any of the terms of this Contract, or which restricts it from entering into this Contract or performing its obligations and abiding by the terms hereunder;

(3)	it is not a person that is prohibited from establishing enterprises pursuant to the Law on Enterprises;

(4)	it has duly authorized, executed and delivered this Contract and that this Contract constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms;

(5)
it has contributed or transferred assets in a manner which does not conflict with, violate or result in a breach of, any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality or any arbitrator, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon such assets;

(6)
it freely enters into this Contract and has not and will not hereafter incur any obligations or commitments of any kind which would in any way hinder or interfere with its acceptance or performance of its obligations hereunder;

(7)
it has carefully read the entire Contract, including its Schedules; and (i) fully understands all of the terms, conditions, restrictions and provisions set forth in this Contract, (ii) agrees that the terms, conditions, restrictions and provisions herein are necessary for the reasonable and proper protection of the Business of the Company and the Members, and (iii) acknowledges that each such term, condition, restriction and provision is fair and reasonable with respect to the subject matter thereof; and

(8)	neither it nor any of its Affiliates or any of their respective officers, directors, management or employees:

(a)
have breached any Applicable Compliance Laws prior to the Effective Date in connection with the Site or the Project, and in the case of SAILUN the Shared Facilities or the land use rights for the Site or the Sailun Adjacent Land, and it covenants that it will and will procure that its Related Persons act in compliance with all Applicable Compliance Laws on and from the Effective Date in connection with the Site, the Project, the Shared Facilities, the Land Use Rights and land use rights for the Sailun Adjacent Land, and its obligations under this Contract including pursuant to Article 3.1, 8.1 and 8.3; or

(b)	is a Government Entity or a Government Official that would require a disclosure to be made pursuant to Article 15.10.

7.2	SAILUN's Further Representations and Warranties. SAILUN hereby further represents and warrants that, as of the date of this Contract:

(1)
it has good and marketable title over the land use rights for the Site, the Shared Facilities and the land use rights for the Sailun Adjacent Land, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions, encumbrances or defects of any kind;

(2)
it is not, and is not alleged to be, in breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) affecting the land use rights for the Site, the Shared Facilities or the land use rights for the Sailun Adjacent Land, nor is there any reason, so far as it is aware, why such covenants, restrictions, conditions and obligations should not continue to be complied with; and

(3)
the land use rights for the Site, the Shared Facilities and the land use rights for the Sailun Adjacent Land are not the subject of any pending condemnation proceedings, land acquisition proceedings, zoning change or proceeding (and to its knowledge no such proceedings have been threatened).

CHAPTER 8	RESPONSIBILITIES OF THE MEMBERS

8.1	SAILUN's Responsibilities. In addition to its other obligations under this Contract, SAILUN shall be responsible for the following matters:

(1)	to fulfill its obligation to contribute to the Charter Capital as provided in Article 6.2;

(2)
to procure, including to obtain all required Authorizations and carry out all required procedures at the competent State Authority, that the Site land is properly measured and separated from the Sailun Adjacent Land and removed from the existing land lease between Sailun and SVI, and the land use rights in respect of the Site land are returned to SVI with a legally binding obligation on SVI to lease the Site land and transfer the Land Use Rights to the Company pursuant to the Land Sub-Lease Agreement, all in accordance with applicable Laws of Vietnam;

(3)
to be primarily responsibility for conducting or procuring an environmental impact assessment and completing other environmental processes and obtaining related Authorizations as required for the Project under applicable Laws of Vietnam, and for construction of the Plant, subject to the Company's governance provisions including the rights, obligations, duties and authorities of the Members' Council, Chairman and General Director;

(4)
to provide to the Company access and use rights for the Shared Facilities and services on the terms of the Shared Facilities and Services Agreement (which agreement shall provide that such access and use rights shall survive for the term of this Contract notwithstanding any change in ownership of or operations at the Shared Facilities) and otherwise in accordance with Article 17.3, including to assist the Company in obtaining a reliable supply of water, heating, gas, steam and telecommunication services required for the Business, and to assist the Company to ensure a continuous and uninterrupted supply of all such utilities in an amount and quality as is required by the Business;

(5)
to cooperate with and assist the Company with respect to promptly obtaining and updating all Authorizations that are necessary or desirable for the Company and the Business, and completing required registrations for the operation of the Company;

(6)
to assist the Company in the recruitment of key personnel in Vietnam as may be necessary for the Business, as well as assisting foreign workers, staff and personnel in obtaining Vietnam visas, work permits and residency permit.

8.2	Responsibilities of COOPER. In addition to its other obligations under this Contract, COOPER shall be responsible:

(1)	to fulfill its obligation to contribute to the Charter Capital as provided in Article 6.2;

(2)	to assist in the design of, and procuring equipment for, the Plant; and

(3)	to assist the Company in matters relating to its corporate governance and the Business.

8.3	Responsibilities of All Members. In addition to its other obligations under this Contract and the Law on Enterprises, each Member shall:

(1)	use its best efforts in accordance with this Contract to cause the Company to carry out the investment activities described in the IRC;

(2)	respect and comply with the IRC, Charter, and ERC, and abide by the resolutions and decisions of the Members' Council;

(3)
cooperate with each other Member and the Company with a view to maximizing, and to assist the Company in applying for and obtaining, the most preferential tax, customs, foreign exchange and other incentives and treatments available to the Company under the Laws of Vietnam;

(4)
cause and assist the Company to carry out all necessary procedures to promptly apply for and use its reasonable best efforts to cause and assist the Company to obtain an extension to the term of the Land Use Rights, for a duration to be determined by the Members' Council, in a timely manner in advance of the expiry of the then current term of the Land Use Rights, and the Company shall pay the land rental in respect of such extension, all in accordance with applicable Laws of Vietnam, unless the Members' Council decides by Super Majority Resolution to terminate the Contract prior to or upon the expiry of the then current term of the Land Use Rights; and

(5)
use reasonable efforts to help support the operations of the Company, including to provide assistance to the Company in other matters as may be reasonably requested by the Members' Council from time to time.

8.4
Assist. As used in this Contract, the term "assist" shall mean more than mere support, but rather shall mean an affirmative obligation to use commercially reasonable efforts in order to achieve the stated obligations.

8.5	Intellectual Property.

(1)
Except as expressly set forth in this Contract, nothing in this Contract shall be construed as assigning, conveying, transferring or granting any licenses or similar rights of any Intellectual Property rights held by a Member or its Affiliates, and no such rights are assigned, conveyed, transferred or granted, now or hereafter, either directly or by implication, estoppels or otherwise by this Contract.

(2)
Each Member shall contribute Intellectual Property assets or license its Intellectual Property to the Company as mutually agreed, and shall enter into appropriate Intellectual Property licensing agreements on mutually acceptable terms.

(3)
The Company shall own any Intellectual Property that it develops in the course of conducting the Business (the "Company Inventions"). If a Company Invention constitutes a modification to or work derived from Intellectual Property licensed to the Company by one of the Members, the Company shall promptly disclose such modification or derivative work to such Member and the Company shall grant such Member on an as-is basis, a non-exclusive, royalty-free, irrevocable license to such modification or derivative work (without a right to sublicense it) to make, use, sell, offer for sale, import and otherwise commercially exploit such modification or derivative work (subject to any third party rights in such modification or derivative work), so long as such Member agrees to indemnify the Company for all uses of such modification or derivative work. Notwithstanding the foregoing, such Member and not the Company will continue to own such underlying Intellectual Property. Furthermore, upon request from any Member, the Company shall grant such Member on an as-is basis, a non-exclusive, royalty-free, irrevocable license to use Company Inventions for which the Member desires to hold a right to use.

(4)
In the event that a Member undergoes a change in Control, the Members shall promptly discuss and, if required, cooperate in good faith to amend the Intellectual Property contribution and licensing arrangements to ensure the Company has adequate Intellectual Property rights to continue its business and that each Member's own Intellectual Property is reasonably protected.

For the avoidance of doubt, no Member will have the obligation to provide any third-party (including a third-party purchaser of the Company or purchaser of some or all of a Member's Interest in the Company) with access to or use of its Intellectual Property assets, and may withdraw such Intellectual Property assets from the Company upon a change of control if that third-party purchaser is a competitor or the affected party otherwise reasonably considers it necessary or commercially desirable to do so.

CHAPTER 9	MEMBERS' COUNCIL

9.1
Members' Council. The Members' Council shall comprise all Members of the Company and shall be the highest decision-making authority of the Company. Subject to the Charter, the management and administration of the Company shall be vested in, and controlled by, the Members' Council, which shall perform its duties in accordance with this Contract, the Charter and the Laws of Vietnam. The Members' Council shall decide all matters of the Company, including:

(1)	setting annual and long-term financial budgets;

(2)	establishing or amending strategic plans for the Business;

(3)	making capital expenditures in the ordinary course of business;

(4)	planning initiatives;

(5)	allocating resources;

(6)	incurring debt in the ordinary course of business;

(7)	making acquisitions and divestitures in the ordinary course of business;

(8)	hiring, terminating and setting compensation of senior management; and

(9)	such other rights and obligations as are vested in the Members' Council pursuant to the Law on Enterprises.
All authority and power to act on behalf of the Company shall derive from the Members' Council and may be delegated, withheld or withdrawn by the Members' Council in its sole discretion. All personnel employed by the Company and all committees and sub-committees of the Company, whether formal or informal, shall be subordinate and ultimately responsible to the Members' Council.

9.2
Authorized Representatives. Subject to Article 9.3, SAILUN shall appoint three (3) Authorized Representatives to represent it on the Members' Council and COOPER shall appoint two (2) Authorized Representative to represent it on the Members' Council. At the time this Contract is signed, and when replacement Authorized Representatives are appointed, the Members shall notify one another and the Company in writing with the following minimum particulars:

(1)	name, permanent head office address, nationality, number and date of establishment decision or business registration of the Member;

(2)	Interest Percentage, and number and issuance date of the Member's Interest certificate(s);

(3)	full name, permanent residence address, nationality, number of identification card, passport or other lawful personal identification of the Authorized Representative;

(4)	a brief curriculum vitae and a list of other official functions, if any, that the relevant Authorized Representative will concurrently carry out for the Company;

(5)
confirmation that the Authorized Representative is authorized to exercise the rights and perform the obligations stipulated in the Law on Enterprises in the name of such Member and the duration of such authorization of the Authorized Representative; and

(6)	full name and signature of the Authorized Representative and legal representative of the Member.

9.3	Change in Constitution of the Members' Council. The Members agree that if at any time there is a change in the Interest Percentages such that:

(1)
COOPER holds the largest Interest Percentage, COOPER shall have the right to appoint a majority of the Authorized Representatives to the Members' Council either by (a) appointing two additional Authorized Representatives to the Members' Council such that the Members' Council comprises seven (7) Authorized Representatives, or (b) appointing one additional Authorized Representative to the Members' Council and requiring SAILUN to remove (and not replace) one of its Authorized Representatives appointed to the Members' Council; or

(2)
the number of Members increases to more than two, then the continuing Members shall agree with the incoming Members what the constitution of the Members' Council shall be (failing such agreement then each Member shall be entitled to appoint one Authorized Representative and one additional Authorized Representative for each increment of thirty per cent. (30%) Interests that such Members holds).

9.4
Acts of the Authorized Representatives. Each of the Members shall cause their respective appointed Authorized Representatives to take any and all actions that are necessary, in order to duly implement and comply with the provisions of this Contract and the Charter and to duly implement and strictly comply with the decisions taken in compliance with the provisions contained in this Contract and the Charter. The Members shall take all reasonable measures to procure that their respective appointed Authorized Representatives (i) abide by the Laws of Vietnam, this Contract and the Charter, (ii) perform the rights and obligations of the Member appointing them in accordance with the Law on Enterprises; (iii) perform their duties and responsibilities honestly, prudently and faithfully to the best of their ability, (iv) attend all meetings of the Members' Council (whether in person, by proxy or by electronic means) and reasonably consider all proposals put forward at a meeting of the Members' Council and other meetings of the Company for the proper development and conduct of the Company, and (iv) act in good faith and protect the interests of the Company with such standard of care as a prudent person in a like position would use under similar circumstances. None of the Authorized Representatives shall be allowed to use his/her position and office in the Company for personal gain, accept bribes, either by himself or with others, participate in any commercial competition by other persons against the Company, or engage in other activities detrimental to the interests of the Company. For the avoidance of doubt, nothing herein shall prohibit or restrict Authorized Representatives appointed by a Member from concurrently serving as officers, directors or employees of that Member and/or its Affiliates and carrying out their duties in connection therewith.

9.5	Term and Removal.

(1)	Authorized Representatives shall each be appointed for a term of three (3) years, and may serve consecutive terms if reappointed by the Member originally appointing such Authorized Representative.

(2)
Any Member may, at any time with or without cause, remove and replace an Authorized Representative that it has appointed by written notice to the Company and to the other Members. If a member's seat on the Members' Council is vacated due to the retirement, resignation, illness, disability, incapacity or death of an Authorized Representative or by the removal of such Authorized Representative by the original appointing Member, the Member which originally appointed such Authorized Representative shall appoint a successor to serve the remainder of such Authorized Representative's term.

(3)
If either Member or the Members' Council has reason to believe that an Authorized Representative no longer has the legal capacity to perform his/her duties as an Authorized Representative (provided such loss of capacity is determined or accepted by a unanimous decision of the Members' Council, excluding the relevant Authorized Representative), or has been convicted of committing an act or omission constituting fraud, theft, embezzlement or other violations of relevant Laws of Vietnam, the Members' Council may remove the such Authorized Representative immediately. Following any such removal, the Member that originally appointed the relevant Authorized Representative shall appoint a successor to serve the remainder of such Authorized Representative's term.

9.6
Chairman. An Authorized Representative nominated by SAILUN shall be appointed to serve as Chairman of the Members' Council, provided that if at any time there is a change in the Interest Percentages such that COOPER holds the largest Interest Percentage then an Authorized Representative nominated by COOPER shall be appointed to serve as the Chairman. The Chairman shall have the following rights and duties:

(1)	to prepare, or organize the preparation of, working programs and plans of the Members' Council;

(2)	to prepare, or organize the preparation of, the agenda, contents and materials for meetings of the Members' Council or collecting the Members' opinions;

(3)	to convene and preside over meetings of the Members' Council or organize the collecting of the Members' comments;

(4)	to supervise, or organize the supervision of, the implementation of decisions made by the Members' Council in accordance with the directions of the Members' Council;

(5)	to sign resolutions and decisions on behalf of the Members' Council; and

(6)	to exercise other rights and to undertake such other obligations as provided for by the applicable relevant Laws of Vietnam and the Charter.
The Chairman shall perform his or her duties and responsibilities within the scope of authority delegated by the Members' Council, and in accordance with this Contract, the Charter and relevant Laws of Vietnam. If the Chairman is temporarily unable to perform his or her responsibilities, he or she may designate in writing any other Authorized Representative to fulfill his or her duties and responsibilities in such capacity within such temporary period.

9.7	Voting.

(1)
Each Member shall have the number of votes in proportion to its Interest Percentage on any matter subject to a Members' Council vote. Where a Member has appointed more than one Authorized Representative to the Members' Council, it shall identify in writing to the Company and other Members the share of its capital contribution voting rights of each such Authorized Representative, failing which the voting rights attached to such Member's Interest Percentage shall be divided equally among its Authorized Representatives. The Chairman, in his or her capacity as such, is not entitled to have any extra or casting vote in any meeting of the Members' Council. This provision is without prejudice to Article 9.9(6) on proxies.

(2)
The quorum necessary for a meeting of the Members' Council shall be attending Authorized Representatives representing Members holding an aggregate Interest Percentage of not less than sixty five per cent. (65%).

(3)	The following matters require a Super Majority Resolution to be approved:

(a)
any intercompany agreement or arrangement between the Company and a Member, or between the Company and any Affiliate or other Related Person of the Company, or between the Company and any Affiliate or other Related Person of any Member, and any material amendments to any such agreement or arrangement;

(b)	any amendment of or supplement to the Charter or ERC;

(c)	the reorganization, dissolution or winding up of the Company;

(d)	any amendment of or increase or decrease in the Charter Capital of the Company, or approval and registration of any sale of Interests in the Company;

(e)	amalgamation or merger of the Company with any other company, association, partnership or legal entity;

(f)	entrance into any partnership or joint venture with any third party;

(g)	establishment or dissolution of subsidiaries or branches of the Company;

(h)	any division of the Company;

(i)	the investment, sale or transfer of assets valued at fifty per cent. (50%) or more of the total value of assets recorded in the most recent financial statement of the Company to any party;

(j)	any change in the Business of the Company, or any amendment of or supplement to the Investment Registration Certificate;

(k)
any debt financing of the Company, provision of a guarantee or security by the Company to any Person, or the creation of any security interest on any property of the Company, in each case other than in the ordinary course of business;

(l)
all annual and long-term production plans, annual and long-term business plans (including the Business Plan) and any capital investment (including making reservation of funds for capital reserves), and any material amendments to or deviations from any such plan or approved investment;

(m)
the acquisition or disposition of any asset in excess of USD 1 million, other than the sale of inventory in the ordinary course of business, unless such acquisition or disposition was approved in the Company's annual Business Plan;

(n)
any disposition of all or any part of the Land Use Rights, and any acquisition or disposition (including by way of lease or sub-lease) of any other land use rights or other real property interests which is not in the Company's ordinary course of business, or not consistent with the Company's approved Business Plan or Annual Budget, or involves a value in excess of USD 1 million; and

(o)
approval of the Annual Budget (and any material amendments to it or deviations from it) and the Company's annual financial reports, and approval of any reservation of funds or change in the amount of dividend to be distributed in any year pursuant to Article 13.1, provided that for any decision on a matter listed in paragraph (a) above between the Company and one or more (but not all) Members, or between the Company and any Affiliate or other Related Person of any one or more (but not all) Members, the affected Member(s) shall be excluded from the vote and the matter can be decided by approval of the Authorized Representatives appointed by Members other than the affected Member(s), holding such aggregate Interest Percentage as is specified in the Charter. For the purposes of this Article 9.7(3), a reference to 'material' means (i) an amendment or deviation that will or is reasonably likely to involve an aggregate additional commitment, expenditure or liability for the Company, when taken together with all amendments and deviations, of five per cent. (5%) or more from the previously authorized amount or, (ii) any other amendment or deviation that is not minimal or trivial but is significant in substance or effect.

(4)
The Members agree that all matters except those listed in Article 9.7(3) above can be decided at a meeting of the Members' Council by approval of the Authorized Representatives appointed by Members holding such aggregate Interest Percentage of not less than sixty-five per cent. (65%).

(5)
The Members' Council shall by resolution supported by the Members or Authorized Representatives representing more than 50% of the Charter Capital formally authorize the General Director and/or other Persons with necessary powers to implement decisions of the Members' Council in accordance with this Contract, and, more generally, to conduct the day-to-day business of the Company in accordance with the then current business plan.

(6)	The Members' Council shall adopt rules and procedures regarding the custody of the Company's seal and such other matters as the Members' Council deems necessary.

9.8	Deadlock.

(1)
If the Members' Council approves a resolution in respect of any of the matters set forth in Article 9.7(3) paragraphs (k) to (o) inclusive above by a majority vote, but the matter fails to get an affirmative vote of the Members sufficient for a Super Majority Resolution, then a subsequent meeting of the Members' Council shall be convened by at least ten (10) days prior written notice (sent in accordance with the requirements of the Charter) within thirty (30) days to further discuss and vote on such matter. If no resolution is passed and no alternative solution is adopted at such subsequent meeting, or if a quorum is not met for three (3) consecutive meetings of the Members' Council in respect of such matter, a deadlock ("Deadlock") shall be deemed to have occurred and shall be resolved in accordance with Article 9.8(2).

(2)
Upon the occurrence of a Deadlock, the Chairman shall promptly notify the senior management of each Member and its ultimate parent company (collectively referred to as "Senior Management of the Members") in writing (such notice, a "Deadlock Notice") of such occurrence. The Deadlock Notice shall specify in reasonable details the nature of the matter giving rise to the Deadlock. The Senior Management of the Members shall promptly arrange for a meeting among the Members and their respective representatives for the purpose of resolving the Deadlock. Such meeting shall be held within thirty (30) days from the date of the Deadlock Notice. If a Deadlock cannot be settled between the Members within sixty (60) days from the date of the Deadlock Notice, any Member may refer the matter to dispute resolution as set forth in this Contract.

9.9	Meetings.

(1)	Members' Council meetings shall be held at least twice in each fiscal year.

(a)
The first ordinary meeting in each fiscal year shall be held in January (except in respect of the first year where Article 3.7(2) and Article 12(1) shall apply) at which the Members' Council shall, among other things, review and approve the Annual Budget and Business Plan for that fiscal year.

(b)
The second ordinary meeting in each fiscal year shall be held no later than ninety (90) days from the end of the previous fiscal year at which the Members' Council shall, among other things, consider and approve the Company's annual financial reports for the previous fiscal year and any reservation of funds or change in the amount of dividend to be distributed.

(2)
Meetings shall be held at the head office of the Company or at such other address in accordance with the Charter. The agenda for Members' Council meetings shall be determined by the Chairman, but shall include in any event the items proposed by other Members (including pursuant to Article 9.9(4)) provided such proposed items and any required supporting documents are sent to the Company and the Members by no later than the time specified in the Law on Enterprises and/or the Charter.

(3)
All Members' Council meetings shall require prior written notice from the Chairman to all Authorized Representatives of not less than ten (10) Business Days setting forth the date, time, place and agenda. Authorized Representatives may waive their right to receive prior written notice of any meeting. Documents used for any Members' Council meeting relating to a decision on any amendment of or supplement to the Charter, approval of the development orientation of the Company, approval of the annual financial statement, or any re-organization or dissolution of the Company, must be sent to the Members no later than seven (7) Business Days prior to the meeting.

(4)
Upon written request of any Member specifying the matters to be discussed, the Chairman shall give written notice to all Authorized Representatives to convene an interim meeting of the Members' Council, to be held at least ten (10) Business Days after and within thirty (30) days from such notice, and the provisions of Article 9.9(2) and (3) shall apply.

(5)
The Chairman is responsible for convening and presiding over all Members' Council meetings. If the Chairman is unable to convene and/or preside over a Members' Council meeting, another Authorized Representative designated in writing by the Chairman shall convene and/or preside over such Members' Council meeting.

(6)
Members' Council meetings may be attended by Authorized Representatives in person, by telephone or video conference, provided, however, that if an Authorized Representative is unable to participate in a Members' Council meeting, he/she shall issue a written proxy authorizing another individual to attend the meeting on his/her behalf. An individual so entrusted shall have the same rights and powers as the Authorized Representative who issued the proxy.

(7)
Members' Council meetings shall be duly convened if a quorum is constituted in attendance, in person or by proxy. If a Members' Council meeting is inquorate it may be reconvened in accordance with the Charter.

(8)
Notwithstanding any other provisions herein, Members' Council resolutions may be adopted by unanimous written consent by all of the Members' Council in lieu of a meeting if the relevant resolutions are sent to all Authorized Representatives and the resolutions are affirmatively signed and adopted by Authorized Representatives in accordance with Articles 9.7(3) and 9.7(4) above. Such written Members' Council resolutions may consist of several counterparts in identical form each signed by one or more of the Authorized Representatives. Such written Members' Council resolutions shall be filed with the Members' Council meeting minutes and shall have the same force and effect as a Members' Council resolution adopted at a duly constituted and convened Members' Council meeting, being effective on the day the last Authorized Representatives signs the relevant counterpart.

(9)
Members' Council meetings shall be held in English and all Members' Council minutes and Members' Council resolutions and agendas and other Members' Council meeting documents shall be prepared and provided in English. The Chairman shall cause complete and accurate minutes

(in English) to be kept of all meetings (including meeting notices) and of matters addressed or raised at such meetings. Minutes of all Members' Council meetings shall be circulated to all Authorized Representatives promptly after each meeting. Any Authorized Representative who wishes to propose any amendment or addition to the meeting minutes shall submit the same in writing to the Chairman not later than fifteen (15) Business Days after receipt of the minutes, and the Chairman shall circulate such proposal to all the Authorized Representatives. Any Authorized Representative who wishes to object to the proposed amendment to the minutes shall submit the same in writing to the Chairman and all other Authorized Representatives not later than fifteen (15) Business Days after receipt of the proposed amendment, otherwise such proposed amendment shall be adopted and the minutes shall be amended accordingly. If the proposed amendment and relevant objection are not resolved within thirty (30) days of the Chairman's receipt of such objection, neither the proposal nor the objection shall be adopted but both would be noted as an attachment to the minutes. All Authorized Representatives shall sign each page of the final minutes within ten (10) days after receipt of same, and return such signed copy to the Copy. The original minutes shall be kept on file at the head office of the Company or as otherwise provided in the Charter and shall be available to any Authorized Representative or their proxies for inspection or copying at any reasonable time.

(10)
No remuneration shall be paid by the Company to any of its Authorized Representative in his/her capacity as such; provided, however, that in the event that an Authorized Representative is concurrently a manager, officer or employee of the Company, such Authorized Representative shall be entitled to remuneration for his/her service as a manager, officer or employee only. An Authorized Representative may recover from the Company such expenses as are reasonably and properly incurred in connection with his/her attending the Members' Council meetings or other activities of the Company where his/her presence is required. The Members' Council shall establish a policy to implement this subsection.

9.10
Promoting the Interests of the Company. In addition to and without derogating from the obligations of Members and their Authorized Representatives set out in Article 9.4, the Members shall take all reasonable measures to procure that their respective appointed Authorized Representatives and the Management Personnel shall, (i) promote the best interests of the Company for the benefit of the Members as a whole and not to promote the interests of one or more Members to the detriment of the Company or any other Member, (ii) act in good faith toward the Company and all Members in order to promote, develop and protect the interests of the Company, and (iii) exercise delegated rights and perform delegated obligations honestly and prudently. The Members shall consult fully on all matters materially affecting the Company and the Project.

CHAPTER 10	OPERATION AND MANAGEMENT

10.1	Management Team.

(1)
The Company shall establish an operation and management team to be responsible for the Company's daily operation and management in accordance with the Charter. Such team shall include the General Director, the Chief Accountant, the Chief Technology Officer, the Controller, the Head of Quality and such other management personnel as determined by the Members' Council ("Management Personnel"). The Chairman or other Authorized Representative at the Members' Council may concurrently serve as a member of the Management Personnel.

(2)
The material employment and compensation terms of any Management Personnel to be appointed by the Members' Council upon the nomination of a Member shall be approved by Super Majority Resolution. If such terms fail to get an affirmative vote of the Members sufficient for a Super Majority Resolution, then the provisions of Article 9.8(1) shall apply to such matter and if a Deadlock is deemed to have occurred in respect of such matter then it shall be resolved in accordance with Article 9.8(2).

10.2	General Director.

(1)
The General Director shall be appointed by the Members' Council upon the nomination of such person by SAILUN. At the time this Contract is signed, and when a replacement General Director is appointed, SAILUN shall notify the other Members and the Members' Council in writing with the full name, permanent residence address, nationality, number of identification card, passport or other lawful personal identification of the General Director.

(2)
In the event that the Members' Council finds by unanimous decision that the General Director is incompetent, or commits graft or serious dereliction of duty, he/she shall be dismissed by the Members' Committee. A new General Director shall then be nominated by SAILUN and be immediately appointed by the Members' Council.

(3)
If at any time there is a change in the Interest Percentages such that COOPER holds the largest Interest Percentage, then COOPER shall thereafter have the right to nominate the General Director and, pursuant to Article 10.5, any interim General Director.

(4)
Compensation and other terms and conditions of employment for Management Personnel shall be determined by the Members' Council after the formation of the Company and provided in the employment contracts to be signed between the relevant individual and the Company.

10.3
Responsibilities of the General Director. The General Director shall (i) be in charge of the day-to-day operation and management of the Company, (ii) be accountable to and report to the Members' Council for the exercise of his/her rights and the performance of his/her obligations, (iii) perform and exercise his/her duties and powers strictly in accordance with this Contract and the Charter, as supplemented by the authority granted to him/her by the Members' Council, and (iv) be responsible for implementing the resolutions passed by the Members' Council from time to time. Specific duties include, but are not limited to, the following:

(1)	to supervise all day-to-day commercial matters of the Company in accordance with the policies approved by the Members' Council;

(2)	to implement or organize the implementation of decisions of the Members' Council;

(3)	to decide on matters relating to the day-to-day business operations of the Company;

(4)	to prepare for submission to the Members' Council (in the English language) for review and approval, and upon such approval to implement or organize the implementation of:

(a)	the Business Plan and investment plan of the Company;

(b)	an annual operating plan, Annual Budget and performance targets for the Company; and

(c)	any other documents or plans for the Company that are deemed necessary by the Members' Council;
and to submit any major variations to such plans, budgets, targets or documents for the Company to the Members' Council for review and approval prior to their implementation;

(5)
to submit to the Members' Council a quarterly production and sales report and quarterly financial statements for the Company, such reports and statements to be submitted in English within thirty (30) days following the close of the quarter to which such a report relates;

(6)	to issue internal management rules and regulations of the Company;

(7)	to appoint, remove from office and dismiss managers and employees other than those appointed by the Members' Council;

(8)
to conclude and sign contracts on behalf of the Company, other than those solely within the authority of the Chairman of the Members' Council, and to submit to the Members' Council all operational transactions and contracts for expenditures of the Company that materially exceeds the budget approved by the Members' Council;

(9)	to make recommendations on the organizational structure of the Company;

(10)	to submit annual financial statements to the Members' Council;

(11)	to propose plans for using or distributing profits or handling losses in business;

(12)	to recruit employees; and

(13)	to exercise other rights and undertake such other duties as provided for in the Charter and the employment contract signed between him/her and the Company, and under Laws of Vietnam.

10.4
Authority. The General Director shall, within the scope of the authority conferred upon him/her by the Members' Council, represent the Company in dealings with other parties, except for those dealings solely within the authority of the Chairman of the Members' Council.

10.5
Interim General Director. When the General Director is unable to carry out his/her duties, an interim General Director may be appointed by SAILUN to serve as the acting General Director until a new General Director is nominated by SAILUN and appointed by the Members' Council.

10.6	Other Management Personnel.

(1)	The Chief Accountant shall be appointed by the Members' Council upon the nomination of such person by SAILUN.

(2)	The Chief Technology Officer, the Controller and the Head of Quality shall each be appointed by the Members' Council upon the nomination of such person by COOPER.

(3)
In the event that any member of the Management Personnel other than the General Director is found incompetent by the Members' Council, or commits graft or serious dereliction of duty, he/she shall be dismissed by the Members' Committee and a new person shall then be nominated by the Member entitled to appoint such Management Personnel and be immediately appointed by the Members' Council.

(4)	The power, authority and operations of the Management Personnel other than the General Director and the other key positions within of the Company shall be specified in the Charter.

10.7
Resignation from Office. If the General Manager or any other Management Personnel intends to resign from his/ her position, such person shall be required to submit the resignation notice to the Members' Council at least thirty (30) days prior to the intended effective date of such resignation.

10.8
Confidential Information. The Authorized Representatives, General Director, and all other Management Personnel and working personnel of the Company shall not disclose any commercial secrets or trade secrets of the Company (except to the extent reasonably required to carry out their duties to the Company) or of any Member (unless they are an officer, director or employee of such Member, in which case such Member may allow such disclosure of such Member's information), except in accordance with Chapter 18.

CHAPTER 11	LABOR MANAGEMENT

11.1
Governing Principle. Matters relating to the recruitment, employment, management, dismissal, resignation, wages, welfare benefits, subsidies, labor insurance, social security and other matters concerning the employment, rights and interests of staff of the Company shall be determined by the Members' Council in accordance with the labor and social security laws and regulations of Vietnam. The General Director shall implement plans approved by the Members' Council.

11.2
Employees. Employees shall be employed by the Company in accordance with the provisions of this Contract, the Charter, and the terms and conditions of the individual employment contracts concluded with each respective employee.

11.3
Compensation. In accordance with Laws of Vietnam concerning labor compensation, the General Director shall implement a compensation system whereby employees are compensated according to prevailing market rates, taking into account their technical ability, education, performance and position.

11.4
Confidentiality and Non-compete. The Company shall enter into Non-Disclosure and Non-Compete Contracts with the Chairman, General Director, and each of its other managers and key employees, and the terms of such contract shall be determined by the Members' Council. The Members' Council may require the Company to enter into similar contracts with any other employees. However, in any event, the obligations hereto and under the Non-Disclosure and Non-Compete Contracts shall not restrict information sharing with or between a Member and its Affiliates, or working or providing services to a Member or its Affiliates, provided that neither Member shall use or disclose the other Member's confidential information or trade secrets except in accordance with this Contract.

11.5	Labor Organizations. Employees of the Company may establish a labor union, political organization or socio-political organization in accordance with the Laws of Vietnam relating to labor.

CHAPTER 12	FINANCIAL AFFAIRS AND ACCOUNTING

12.1
Business Plan and Annual Budget. The Members' Council shall be responsible for approving a one (1) to five (5) year business plan for the Company ("Business Plan"). At the first meeting each year of the Members' Council, the Members shall review and approve the Business Plan and an annual budget (the "Annual Budget") for the coming year. Preparation of the Business Plan and the Annual Budget shall be overseen by the General Director. At the initial meeting of the Members' Council held pursuant to Article 3.7(2), the Members' Council shall approve the initial Business Plan and the Annual Budget covering the operations of the Company from the Effective Date until the end of calendar year 2019.

12.2	Accounting System.

(1)
The Company shall maintain truthful and accurate books and records in accordance with accounting systems and procedures established in accordance with relevant laws and regulations, including Laws of Vietnam pertaining to accounting and statistics. Accounting systems and records shall be maintained in accordance with Vietnamese accounting standards and GAAP preferred by COOPER to the full extent permitted by the Laws of Vietnam. The accounting systems and procedures to be adopted by the Company shall be submitted to the Members' Council. Once approved by the Members' Council, the accounting systems and procedures shall be filed with the relevant government finance department and tax department for record as may be required. The debit and credit method, as well as the accrual basis of accounting, shall be adopted as the methods and principles for keeping accounts.

(2)
Unless this Article 12.2 provides otherwise, all accounting books and financial statements of the Company, and all routine accounting records, vouchers, etc., shall be made in English, Vietnamese and such other language as a Member may reasonably require.

(3)
The Company shall adopt VND as its standard currency for bookkeeping, and shall also use US Dollars and such other currency as a Member may reasonably require as a supplementary bookkeeping currency. For purposes of preparing the Company's accounts and statements of the Members' capital contributions, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be made in accordance with the applicable accounting rules and relevant Laws of Vietnam.

(4)
Financial statements for the Company shall be prepared in both the Vietnamese and English languages, and in VND and in US Dollars, and such other language and currency as a Member may reasonably require. Such statements shall include at least the following: balance sheet, profit and loss statements, and cash flow statement, and (in the annual financial statements) a statement for retained earnings for the fiscal year, and shall be kept and provided to each Member, and to the relevant authorities as required by relevant authorities, with (a) the unaudited monthly income statement to be delivered to the Members within ten (10) days, and (b) all other unaudited monthly and all unaudited quarterly and annual financial statements being delivered to the Members within fifteen (15) days, following the close of the relevant period.

(5)	The Company shall also:

(a)
be responsible for maintaining, and shall maintain, appropriate internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-af (f) under the U.S. Securities Exchange Act of 1934; and

(b)
provide such other information and support as is reasonably necessary to allow the Members and their Affiliates to meet their financial reporting obligations and take reasonable action and provide reasonable assistance, including by providing reasonable access to each Member and their Affiliates and auditors, with such Member's disclosure, control and procedures (as defined in Rule 13a-15(e) of the U.S. Securities Exchange Act of 1934) and to allow such Member to make an evaluation in accordance with applicable law governing such Member.

In connection with the Company's obligations under this Article 12.2(5), the Company shall provide, as an operating expense of the Company, such access and reasonable assistance as may be requested by any Member that will allow that Member or its Affiliates to conduct activities necessary to satisfy its responsibilities under the Sarbanes-Oxley Act of 2002, standards issued by the United States Public Company Accounting Oversight Board and adopted by the U.S. Securities and Exchange Commission, or other similarly promulgated guidance by other regulatory agencies, including to provide, (i) evidence of the Company's documented policies regarding "whistleblower" procedures and regarding the reporting of fraud or misstatements involving the Company's financial reporting, and (ii) access for the Member or its Affiliates to conduct such procedures as it reasonably considers necessary to make a determination that the Company has maintained an effective system of internal controls over financial reporting.

12.3	Auditing.

(1)
At the expense of the Company, the Company's Auditor shall be appointed by Super Majority Resolution to conduct an audit of the annual financial statements and accounts of the Company. The Members agree that the Company shall, within ninety (90) days after the end of a fiscal year, submit to the Members an annual statement of final accounts (including the audited profit and loss statement, balance sheet, cash flow statement, and statement for retained earnings for the fiscal year), together with the audit reports of the Company's Auditor.

(2)
Each Member shall have the right at any time to audit (through such Member's internal audit organization or a third party auditor) the entire accounts of the Company, along with the control processes that support the recording of transactions to these accounts, within thirty-six (36) months from the end of the period to be audited. At the end of such audit, the Member requesting such an audit may submit queries concerning the audit to the Members' Council. The Members' Council shall reply in written form within sixty (60) days after receipt of the queries concerning the audit. Reasonable access to the Company's financial records shall be given to such auditor retained by the Member and such auditor shall keep confidential all documents under his/her audit, subject to applicable legal requirements and the provisions of this Contract.

(3)
When a Member conducts an audit pursuant to Article 12.3(2), it shall bear the expenses incurred and the responsibility for the appointed auditor in maintaining confidentiality of all the documents so audited.

12.4
Bank Account & Foreign Exchange Control. The Company shall open foreign exchange accounts and VND accounts and handle foreign exchange transactions in accordance with relevant Laws of Vietnam. The Members' Council shall determine the signatories required for any disbursements of funds from such accounts and shall establish internal control policies relating to these accounts.

12.5	Fiscal Year. The Company shall adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year.

CHAPTER 13	PROFIT DISTRIBUTION

13.1
Dividend Policy. After payment of all payable tax obligations, and fulfilment of other financial obligations in accordance with applicable Laws of Vietnam (such as employee benefit contributions etc.), the Members' Council shall determine the annual dividend distribution of the Company each year, to be distributed to the Members in accordance with Article 3.5(4). Unless otherwise resolved by Super Majority Resolution, the amount of dividend to be distributed in respect of any year shall be equal to 25% (or such higher percentage as may be determined by Super Majority Resolution) of the Company's net income as reported in the audited annual financial statements of the Company for the year, subject to the Company first making such reasonable reservation of funds as is determined by Super Majority Resolution, based on the estimated Free Cash Flow for the following year, for (i) the Company to meet its debts and obligations (including debt coverage and debt pay down) as they fall due and (ii) capital reserves and contingency reserves.

13.2
No Borrowing. For the avoidance of doubt, the Company shall not, in any circumstances, obtain any additional borrowings from any bank or other third party for the purpose of financing such dividend payment.

CHAPTER 14	TAXATION AND INSURANCE

14.1
Income Tax, Customs Duties and Other Taxes. The Company and its employees shall pay taxes pursuant to relevant Laws of Vietnam. The Company shall use its best endeavors to apply for and obtain preferential treatment, including tax and customs benefits, permitted by the law.

14.2
Insurance. The Company shall maintain, in accordance with relevant Laws of Vietnam, insurance as determined by the Members' Council from time to time to cover the Company's assets, operations and other business activities.

14.3
Product Liability Insurance. The Company shall secure and will maintain product liability insurance. Such insurance coverage shall name COOPER, SAILUN and their respective Affiliates as additional insured and such policy shall not be subject to cancellation without thirty (30) days prior written notice to COOPER. A certificate of such insurance will be provided to COOPER.

CHAPTER 15	COMPLIANCE WITH APPLICABLE COMPLIANCE LAWS

15.1	Compliance. The Company, its subsidiaries and their Affiliated Persons shall conduct their business and affairs and otherwise act in compliance with all Applicable Compliance Laws.

15.2
No Improper Payments to Government Officials. The Company, its subsidiaries and their Affiliated Persons shall not, in a manner that violates Applicable Compliance Laws: (a) offer, pay, give, or loan; or (b) promise to pay, give, or loan; directly or indirectly, money or any other thing of value to or for the benefit of any Government Official, for the purposes of corruptly: (x) influencing any act or decision of such Government Official in his official capacity, (y) inducing such Government Official to do or omit to do any act in violation of his lawful duty or to perform improperly one of his functions or obligations, or (z) inducing such Government Official to use his influence with a Government Entity or other Government Official to affect or influence any act or decision of that Government Entity or Government Official, in each instance to direct business to or obtain an improper advantage for the Company, or any of its shareholders and their Affiliates.

15.3
No Improper Payments to Customers, Suppliers and Other Persons. The Company, its subsidiaries and their Affiliated Persons shall not, in a manner that violates Applicable Compliance Laws: (a) offer, pay, give, or loan; or (b) promise to pay, give, or loan; directly or indirectly, money or any other thing of value to or for the benefit of any customer, vendor, supplier, any person working for an actual or potential customer, vendor or supplier, or any other persons for the purposes of corruptly: (x) influencing any act or decision of such person in his official capacity, (y) inducing such person to do or omit to do any act in violation of his lawful or fiduciary duty or to perform improperly one of his functions or obligations, or (z) inducing such person to use his influence with any entity or person to affect or influence any act or decision of that entity or person, in each instance to direct business to or obtain an improper advantage for the Company, or any of its shareholders and their Affiliates.

15.4
Joint Venture Compliance Policies. The Company shall adopt the policies, code of ethics, etc. of each of COOPER and SAILUN relating to financial controls, export control laws, conflicts of interest, anti-corruption, the provision of gifts, meals, entertainment, travel, sponsorships and other benefits, training programs, and protocols for hiring any third party, with such exceptions, modifications and additions only (i) as required to comply with applicable local laws, (ii) to remove any inconsistencies between the policies or codes etc of COOPER and SAILUN, in which event the Members shall agree which to apply and failing which the most stringent or prudent shall be adopted, or (iii) as may be agreed by the Members (the "Company Policies").

15.5
Disclosure of Violations of Applicable Compliance Laws. The Members further agree that should any Member learn of information regarding any violation or potential violation of the Applicable Compliance Laws or the Company Policies in connection with the Company's business or operations, they shall immediately advise the Company and the other Members of such knowledge or suspicion to the extent permitted by the laws applicable to the relevant Member, and shall immediately take appropriate action to stop any continuing violations.

15.6
Accurate Books and Records. Each transaction of the Company and its subsidiaries shall be properly and accurately recorded on the Company's books and records such that each such entry on the books and records is complete and accurate in all respects.

15.7
Internal Controls. The Company shall devise and maintain a system of internal accounting controls adequate to ensure that it maintains no off-the-books accounts and that the assets of the Company and its subsidiaries are used in accordance with their respective management's authority, directives, controls and policies.

15.8
Audits and Remediation. The Members and the Company shall work cooperatively in conducting periodic audits of the Company's internal controls, and compliance with the Company Policies and Applicable Compliance Laws. The Members and the Company shall also work cooperatively in developing practical, proportionate, and effective remedial measures to ameliorate corruption risks and compliance deficiencies that may be identified during any audits or investigations of the Company and its subsidiaries. Such remedial measures shall be sufficient relative to the compliance practices typically utilized by US public companies.

15.9
Cooperation in Investigations. Either Member shall have the right to institute an investigation, at its own cost, if it suspects that the Company has potentially violated the Applicable Compliance Laws or the Company Policies. The Members and the Company shall cooperate with any ethics or compliance related audit or investigation instituted by a Member, the Company or any regulatory authorities and governments, including but not limited to, the Vietnam and US governments.

15.10	Disclosure of Government Relationships and Conflicts of Interest.

(1)
Each Member shall disclose in writing to the other Members, or cause the Company to disclose to the other Members, if it becomes aware that the Member, its Affiliates, their respective officers, directors, management, or employees, or the Affiliated Persons of the Company is or will become a Government Entity or a Government Official (a) whose official duties include decisions to direct business to, regulate the activities of, or provide other advantages to the Company or its subsidiaries; or (b) who may otherwise control or direct the actions of, Government Officials who are in a position to direct business to, regulate the activities of, or provide other advantages to the Company or its subsidiaries.

(2)
Each Member shall disclose in writing to the other Members, or cause the Company to disclose to the other Members, if it becomes aware that a Member, its Affiliates, their respective officers, directors, management, or employees, or the Affiliated Persons of the Company has a conflict of interest (as defined in the Company Policies) with the Company or its businesses.

(3)
Any Member shall have the right, in its sole discretion, to require that the individual who has the relevant relationship specified in this Article 15.10 recuse himself or herself from any potential conflict of interest, except in respect of an agreement or arrangement that has been approved by the Members' Council pursuant to Article 9.7(3)(a) where the conflict of interest has been fully disclosed pursuant to Article 15.10(2) prior to such approval.

(4)	For the avoidance of doubt, each of SAILUN and COOPER:

(a)	acknowledges that the other and its Affiliates operate in the same industry as the Company;

(b)
agrees that the conflict of interest provisions of this Article 15.10 and the Company Policies are not meant to, and shall not be used by either of them to, (i) restrict, limit, penalize or otherwise prohibit the current and future operations and businesses of either of them, or their respective Affiliates, that are not related to the Company; or (ii) any transactions or relationships between the foregoing persons and the Company, its subsidiaries or their Affiliated Persons provided such transactions or relationships comply with Article 17.3 and are approved by the Members' Council pursuant to Article 9.7(3)(a); and

(c)
acknowledges such operations, relationships and transactions shall not be deemed to constitute a "conflict of interest" with the Company or its businesses, as that term is used in this Article 15.10 or the Company Policies.

15.11	COOPER's and SAILUN's Duties to Comply with Applicable Compliance Laws.

(1)
Each Member confirms its understanding of the prohibited activities and affirmative obligations under the Applicable Compliance Laws, including the FCPA, and agrees not to take any action that might cause the Company, its subsidiaries, or any other Member to violate the Applicable Compliance Laws.

(2)
Each Member confirms its understanding that it, its Affiliates, and their shareholders, officers, directors, management, employees, sub-distributors, or agents, or any other person or entity acting on their behalf, shall comply with Applicable Compliance Laws whenever they take any action for the benefit or on behalf of the Company and its subsidiaries, or whenever they interact with any Government Officials or Government Entities (a) whose official duties include decisions to direct business to, regulate the activities of, or provide other advantages to the Company or its subsidiaries; or (b) who may otherwise control or direct the actions of, Government Officials who are in a position to direct business to, regulate the activities of, or provide other advantages to the Company or its subsidiaries.

(3)
In no event shall a Member be obligated or liable to another Member or the Company under or in connection with this Contract, or otherwise to act or refrain from acting if the relevant Member has obtained substantial evidence to support a good faith and reasonable belief that such act or omission would cause it to be in violation of the FCPA or other Applicable Compliance Law.

(4)	The provisions in this Article 15.11 shall apply in equal force to any additional and future Members of the Company.

CHAPTER 16	PROJECT IMPLEMENTATION

16.1	Preparatory Work and Approvals. The Members shall:

(1)
prepare and complete the detailed front-end engineering and design work, due diligence and prepare a detailed business plan to be approved by the Members' Council, with an objective of completing such preparatory work by December 31, 2018; and

(2)
cause the Company to apply for and obtain any and all required Authorizations and available Incentives from any applicable State Authority for the design, construction and operation of, and to ensure implementation of, the Project, and for the purposes of obtaining such Authorizations and Incentives, each Member agrees:

(a)
to provide, free of cost to the Company, information relating to such Member as may be reasonably required for making such applications and obtaining the Authorizations and Incentives; provided, however, that in the event that any such information includes proprietary technical information owned by a Member, such Member may propose that the Company's use of such technical information be subject to the terms of a license agreement to be negotiated between such Member and the Company;

(b)	if required, to authorize, execute and/or submit such applications, documents and writings as may be necessary for such purpose; and

(c)	to furnish to the other Members copies of all information submitted and applications made and the Authorizations and Incentives obtained.
The Members acknowledge and agree that available Incentives shall be for the sole benefit of the Company except where the Company cannot benefit from such Incentives under applicable laws, in which case they shall be for the account of the Members on a pro rata basis.

16.2
Design. All assets used by the Company in the conduct of its business shall be designed and operated in accordance with international, national and the Members' standards in the areas of (a) safety, health and environmental; (b) asset maintenance and reliability; and (c) manpower training and management.

16.3	Construction and Operation. The Members shall cause the Company to negotiate and, if approved by the Members' Council, execute the agreements required to construct and operate the Plant, including:

(1)	the EPC Contract with one or more EPC contractor(s), whereby, among others, the EPC contractor(s) will conduct engineering, procurement and construction of the Plant;

(2)	non-recourse or limited recourse financing agreement(s) with financial institution(s), the Members or otherwise, for loan capital to finance the construction of the Plant; and

(3)
a utility and infrastructure supply agreement with a utility and infrastructure supplier(s), in respect of such required or desired utilities and infrastructure not provided pursuant to the Land Sub-Lease Agreement and/or the Shared Facilities and Services Agreement,

and to approve and execute in accordance with Article 3.8(2) and to perform the Ancillary Agreements. The Members acknowledge the importance of the Shared Facilities and Services Agreement to the successful operation of the Business, and accordingly expressly acknowledge that such Shared Facilities and Services Agreement, and the provision of the Shared Facilities and services under it, shall survive and in no way be affected by a change of control of SAILUN or the Company (including if SAILUN ceases to hold an Interest in the Company), or any transfer of interests in the shared facility assets or business or any land use rights associated with such assets or business ("Shared Facilities Transfer"), and SAILUN covenants in favour of COOPER and the Company to ensure that the Shared Facilities and services provided under the Shared Facilities and Services Agreement shall continue to be provided to the Company on the same terms and conditions, or without any material modification, upon and following any Shared Facilities Transfer.

CHAPTER 17	PURCHASE OF MATERIALS AND SALE OF PRODUCTS

17.1
Purchase of Materials. In meeting its requirements for materials, equipment, components, transportation vehicles and articles for office use, the Company will at its discretion purchase such items inside or outside Vietnam to the maximum extent consistent with the efficient operation and quality standards of the Company.

17.2	Sale of Products

(1)	The Company shall formulate and, with the approval of the Members' Council, adopt both domestic and international sales plans for the Products. Such plans:

(a)	must require the Company to execute in accordance with Article 3.8(2), and perform, the TBR Offtake Agreements;

(b)
shall include the Company marketing, distributing and endeavoring to sell such of its Products – according to a pricing policy approved by the Members' Council – that are not purchased by SAILUN or COOPER under the TBR Offtake Agreements;

(c)	may include the Company appointing distributors and sales agents in different regions inside or outside Vietnam, subject to the general terms and conditions of such appointment; and

(d)	may require the Company to adjust operations to address any unused capacity.

(2)
For the convenience of distributing, marketing and selling the Products, the Company may establish branch offices inside or outside Vietnam subject to authorization by the Members' Council and the approval by the relevant authorities.

17.3	Related Party Transactions.

(1)
The Members shall procure that all related party transactions with respect to or involving the Company, including for the supply of materials, goods and equipment and for the provision of services (each, a "Related Party Transaction"), shall be transparent to the Members and, subject to Article 17.3(2) below, be conducted on an arm's length basis at fair market value and be concluded on the most favorable terms that such Member or its Affiliates provide to unrelated counterparties.

(2)
The Members further agree that the Company may only enter into a Related Party Transaction if the Members' Council approves the terms of such Related Party Transaction in accordance with Article 9.7(3). Any proposed Related Party Transaction which is not on arm's length basis at fair market value or on most favorable terms may only be approved by the Members' Council following full disclosure and if such Related Party Transaction complies with Article 9.10.

(3)
For the avoidance of doubt and notwithstanding the foregoing provisions of this Article 17.3, the Members acknowledge and agree that the Ancillary Agreements (including the TBR Offtake Agreements and the Shared Facilities and Services Agreement) are being entered into at arm's length and have been agreed by the Members.

(4)	Where the Company has entered into a Related Party Transaction, any matter relating to:

(a)	the making of any election or material decision, the granting of any consent or approval, or the waiver of any right or condition in;

(b)	any variation in the cost or price, and any significant variation in the quantity, quality, standard, timing or other material provision or performance under;

(c)	raising, prosecuting, defending, compromising or settling any invoice dispute or other dispute under; or

(d)	the enforcement or termination of,
any such Related Party Transaction, or a decision to refrain from doing any of the foregoing, shall be undertaken or made at the direction of the Authorized Representatives appointed by Members who are not, and whose Affiliates and other Related Persons are not, a party to such Related Party Transaction.

(5)
Each Member shall be provided full information regarding Related Party Transactions and the performance of the parties thereunder, including copies of all invoices and proof of payment and to audit performance. In the event of a breach by any party (including the Company) to a Related

Party Transaction, or any event or circumstance exists which would with the expiry of a grace period and/or the giving of notice constitute a breach by any party (including the Company) to a Related Party Transaction, then the supervision and management of and all decisions to be made by the Company under or in respect of that Related Party Transaction, including the matters referred to in Article 17(4), shall be undertaken or made at the direction of the Authorized Representatives appointed by Members who are not, and whose Affiliates and other Related Persons are not, a party to such Related Party Transaction

17.4	Sale of Branded Products
The Members hereby acknowledge that any products that may be produced by the Company and branded with any trademarks or trade name belonging to a Member or its Affiliates will be sold and distributed solely by that Member or its Affiliates unless such Member agrees otherwise.

CHAPTER 18	CONFIDENTIALITY

18.1	Confidentiality.

(1)
Except as otherwise specifically provided in this Article 18.1, no Member nor the Company shall divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information, and each Member and the Company shall ensure that their respective Affiliates, officers, directors, employees (including, without limitation, individuals seconded thereto), agents and contractors (collectively "Relevant Person") do not divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information. Confidential Information shall remain the exclusive and sole property of the relevant disclosing party (the "Protected Party") and shall be promptly returned upon the request of the Protected Party.

(2)
The Members and the Company shall only disclose or permit to be disclosed Confidential Information to those of their respective Relevant Persons who have a need to know such Confidential Information (and then shall only disclose such portion of the Confidential Information as is necessary) in order to consummate the transactions contemplated herein and to establish or conduct the Company's business and operations in the ordinary course. Each Member and the Company shall advise its Relevant Persons receiving Confidential Information of the confidentiality provisions hereunder and instruct such Relevant Persons to keep the Confidential Information in confidence. In addition, each Member shall be responsible to the Protected Party for any noncompliance by any such Relevant Person.

(3)
In the event that any Member, the Company, or any of their respective Relevant Persons is required by applicable law or is validly ordered by a governmental entity having proper jurisdiction to disclose any Confidential Information, the affected party shall, as soon as possible in the circumstances, provide the Protected Party with prompt prior written notice of the disclosure request or requirement, and, if requested by the Protected Party, shall furnish to the Protected Party an opinion of legal counsel that the release of all such Confidential Information is required by applicable law. The proposed disclosing party shall seek, with the reasonable cooperation of the Protected Party if necessary, a protective order or other appropriate remedy and shall exercise best efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information disclosed.

(4)	The Members and the Company shall take all other necessary, appropriate or desirable steps to preserve the confidentiality of the Confidential Information.

(5)	Notwithstanding anything contained herein, any Member or such Member's Relevant Persons, may disclose the Confidential Information:

(a)	to the extent necessary to satisfy its financial reporting and public disclosure obligations; and

(b)	to the extent learned as counterparty to a commercial transaction with the Company (except to the extent subject to a separate confidentiality obligation).

(6)
In addition, notwithstanding anything herein, any Member or such Member's Relevant Persons, may disclose general business and financial Confidential Information (but not technical information) relating to the Company with potential counterparties in connection with actual and potential financings and strategic transactions, provided the counterparty signs a confidentiality agreement protecting the Confidential Information on terms similar to the terms hereof

(7)
This Article 18.1 and the obligations and benefits hereunder shall survive for a period of ten (10) years after the termination or expiration of this Contract or the termination, dissolution or liquidation of the Company or any of the Members, provided that, however, any information concerning, directly or indirectly, the proprietary trade secrets of the Company or a Member shall be preserved in confidentiality and be entitled to the obligations and benefits hereunder in perpetuity.

CHAPTER 19	DURATION, TERMINATION AND LIQUIDATION

19.1	Company Term. The term of the Company shall commence on the Establishment Date and shall be perpetual ("Term").

19.2	Mutual and Automatic Termination.

(1)
This Contract may be terminated at any time upon the written agreement of all of the Members, in which case the Members shall instruct the Authorized Representatives to vote on the resolution to liquidate the Company as per this Contract and the relevant Laws of Vietnam.

(2)
This Contract will automatically terminate where a transfer or change of Interests by Members results in there being only one Member in the Company, and in such circumstances the Company must promptly organize its operation in the form of a one member limited liability company in accordance with the Laws of Vietnam.

19.3	Termination on reaching ERC Longstop Date.

(1)
Each of SAILUN and COOPER shall have the right, at its sole discretion, to terminate this Contract if the Members have failed to obtain the ERC by the ERC Longstop Date by giving written notice to the other at any time after the ERC Longstop Date, provided that where such failure is caused by the willful misconduct, gross negligence or breach of applicable law or this Contract (including Article 3.1(4)) by a Member then that applicable Member shall not have such termination rights. Such termination right shall cease, if not already exercised, upon the ERC being issued.

(2)
In the event of termination pursuant to Article 19.3(1), an account shall be taken of all documented third party costs incurred by each of SAILUN and COOPER pursuant to Article 6.2(4)(a) prior to such termination (such as payment for plant design, deposit of infrastructure utilization fee, and down-payment for equipment). SAILUN and COOPER shall cooperate in good faith to recover amounts spent to the extent reasonably practicable, including the sale of assets purchased, return of cash contributed and unused, and seeking a refund of deposits and down-payments or the reallocation of such payments to other contracts benefiting either of them or their respective Affiliates. After accounting for any value received by SAILUN and/or COOPER as a result of such actions, a balancing payment shall be made between SAILUN and COOPER so that the aggregate of all such costs shall be shared by SAILUN as to 65% and COOPER as to 35%. SAILUN and COOPER shall endeavor to reach agreement on, and make, the balancing payment within sixty (60) days from the date of the termination notice, failing which either Member may refer the matter to the Vietnam affiliate or member firm of Ernst & Young Global Limited, or if agreed by the Members another accounting firm registered in Vietnam and being one of the Big Four, to determine, as an expert and not an arbitrator, and the Members agree to implement the decision of such expert except in the case of manifest error or fraud.

19.4	Termination by Either Party.
A Member (the "Notifying Member") shall have the right to terminate this Contract by providing a Termination Notice to the other Members if any of the following events (each, an "Event of Default") occurs:

(1)
the Notifying Member has provided written notice to another Member (the "Non-Compliant Member") that such Non-Compliant Member has, or any of its Authorized Representatives, management or employees have, engaged in any of the following conduct:

(a)
interfered with or refused to reasonably cooperate with the Notifying Member's or the Company's efforts to determine whether a violation or potential violation of the Applicable Compliance Laws or Company Policies occurred at the Company or its subsidiaries;

(b)	interfered with or refused to reasonably cooperate in remediating and terminating violations and potential violations of the Applicable Compliance Laws or Company Policies; or

(c)	knowingly participated in, directed, or assisted in concealing any violations of Applicable Compliance Laws or Company Policies by the Company, its subsidiaries and their Affiliated Persons, and where such conduct or breach is capable of being remedied, such Non-Compliant Member has failed to remedy such conduct or breach to the Notifying Member's satisfaction (acting reasonably) within sixty (60) days of receiving such written notice;

(2)
a Member (not being the Notifying Member) is in Default under Article 20.1, provided that where such Default is capable of being cured such Default is not cured within sixty (60) days of receiving a Default Notice in respect of such Default from another Member;

(3)
a Member (not being the Notifying Member) becomes bankrupt, or is the subject of proceedings for liquidation or dissolution (which, in the case of involuntary proceedings, is not dismissed within sixty (60) days), or ceases to carry on business or becomes unable to pay its debts as they come due so as to become insolvent, in which case the relevant Member shall immediately notify the other Members in respect of such situation;

(4)	the continuation of conditions or consequences of any event of Force Majeure as provided under Article 22.4;

(5)
the Company becomes bankrupt, or is the subject of proceedings for liquidation or dissolution (which, in the case of involuntary proceedings, is not dismissed within sixty (60) days), or ceases to carry on business or becomes unable to pay its debts as they come due;

(6)
a Member has notified the Company that the Company has failed to fulfill those provisions of Chapter 15 applicable to the Company, and the Company has not remedied such conduct within sixty (60) days of receiving written notice of such failure;

(7)	one or more of the Ancillary Agreements have not been duly executed before the date falling ninety (90) days after the Establishment Date; or

(8)
the IRC or the ERC or any other material Business License is revoked, suspended, or amended (in a manner not agreed to in writing by the Members) or in any other situation such that the Company is precluded or prevented from carrying out its business, and which is not cured within a period of six (6) months, provided that (A) where such failure, or failure to remedy is caused by the action or informed inaction, or (B) such revocation, suspension or amendment is caused by the willful misconduct, gross negligence or breach of applicable law or this Contract or the Charter, in either case by a Member or by an Authorized Representative or Management Personnel appointed by a Member, then that applicable Member shall not have such termination rights and shall be liable to compensate the other Members in respect of loss arising from such termination and cessation of the Company's business.

19.5	Subsequent Obligations Following Service of Termination Notice.

(1)
Where a Termination Notice has been served by a Member in the circumstances set out in, and in accordance with, Article 19.4 then, within thirty (30) days of the issuance of the Termination Notice, the Members' Council shall, by a majority vote, appoint one of the Big Four accounting firms nominated by COOPER (an "Appraiser") to determine the fair market value of the Company as if the Company were a stand-alone business with the benefits of the Shared Services ("Fair Market Value"). Such Appraiser shall complete its assessment of the Fair Market Value of the Company and notify the Members thereof in writing within sixty (60) days of their appointment (the date of such notice being the "FMV Notice Date").

(2)	Where the Termination Notice was served in the circumstances set out in Article 19.4(1):

(a)
the Notifying Member shall have the right to immediately cease any payment(s), rebate(s), dividend(s), reimbursement(s) or shipment(s) of products that it or the Company owes to the Non-Compliant Member or the Company, as the case may be; and

(b)
upon the Appraiser having completed its determination of the Fair Market Value of the Company pursuant to the provisions of Article 19.5(1), the Notifying Member shall have the option, to be exercised by written notice to the other Members within sixty (60) days from the FMV Notice Date, to require the Non-Compliant Member that caused the Event of Default (the "Defaulting Member") to purchase the Notifying Member's Interests in the Company at a price equal to:

1.15 x CPI Value
where "CPI Value" is the deemed value of the Notifying Member's Interests, which shall be equal to the greater of (i) the Fair Market Value of the Company multiplied by the Notifying Member's Interest Percentage in the Company at the time of the valuation, and (ii) the value of the total Contributed Capital made by the Notifying Member during the Term. Upon exercise of such option by the Notifying Member:

(i)
The Members agree to take all such steps as may be required to promptly effect the sale of the Notifying Member's Interests in the Company, including obtaining all necessary Authorizations for the transfer of the Interests to the

Defaulting Member and causing their respective Authorized Representatives to approve such transfer, and executing all documents necessary or advisable to effect such transfer. The Members shall then complete the sale of the Notifying Member's Interests to the Defaulting Member within the longer of the period of ninety (90) days after receipt of the Termination Notice or fifteen (15) days after such sale of Interests is duly approved by the competent State Authority.

(ii)
If the required Authorizations are not obtained within one hundred and eighty (180) days after the signing of the interest transfer agreement between the Notifying Member and the Defaulting Member, or such longer period as may be reasonably required to obtain the needed Authorizations, the exercise of the option shall be null and void and the Company shall be liquidated, if so proposed by the Notifying Member, in accordance with the provisions of Article 19.6. Such liquidation shall not prejudice the rights that the Notifying Member may otherwise have against the Defaulting Member.

(iii)
The Defaulting Member shall have the right to designate a third party enterprise to purchase all or part of the Notifying Member's Interests pursuant to this Article 19.5(2) in place of the Defaulting Member, provided the Members are satisfied selling to such third party enterprise would not cause any of the Members to be in breach of applicable law (including U.S. laws pertaining to economic and trade sanctions)

(3)	Where a Termination Notice has been served by a Notifying Member in any circumstances except as set out in Article 19.3 and Article 19.4(1), the following shall apply:

(a)
The Notifying Member shall have the right, at its sole discretion and by providing a written notice of its intention thereof within sixty (60) days from the FMV Notice Date ("Option Period"), to purchase the Interests of the Defaulting Member at a price equal to the Fair Market Value multiplied by the Interest Percentage of the Defaulting Member at the time of the valuation. The Members shall then complete the sale of Interests of the Defaulting Member to the Notifying Member within the longer of the period of ninety (90) days after receipt of the notice or fifteen (15) days after such sale of Interests is duly approved by the competent State Authority.

(b)
If the Notifying Member elects not to or fails to exercise its right to purchase the Interests of the Defaulting Member pursuant to Article 19.5.3(a), the Defaulting Member shall have the right to purchase the Notifying Member's Interests at a price equal to the Fair Market Value multiplied by the Interest Percentage of the Notifying Member at the time of the valuation. To exercise its right, the Defaulting Member shall provide a notice to the Notifying Member within the sixty (60) day period starting from the end of the Option Period.

The Members shall then complete the sale of the Notifying Member's Interests to the Defaulting Member within the longer of the period of ninety (90) days after receipt of the notice or fifteen (15) days after such sale of Interests is duly approved by the competent State Authority.

(4)	Where the termination results from the action or informed inaction, or by the willful misconduct, gross negligence or breach of applicable law or this Contract or the Charter, in either case by a

Member (the "Misconducting Member") or by an Authorized Representative or Management Personnel appointed by the Misconducting Member, the following shall apply:

(a)
the Notifying Member shall have the first right, at its sole discretion and by providing a written notice of its intention thereof within sixty (60) days from the FMV Notice Date ("Option Period"), to purchase the Interests of the Misconducting Member at a price equal to the Fair Market Value multiplied by the Misconducting Member's Interest Percentage in the Company at the time of the valuation.

(b)
The Members shall then complete the sale of Interests of the Misconducting Member to the Notifying Member within the longer of the period of ninety (90) days after receipt of the notice or fifteen (15) days after such sale of Interests is duly approved by the competent State Authority.

(c)
If the Notifying Member elects not to or fails to exercise its right to purchase the Interests of the Misconducting Member pursuant to Article 19.5.4, the Misconducting Member shall have the right to purchase the Notifying Member's Interests at a price equal to the Fair Market Value multiplied by the Interest Percentage of the Notifying Member at the time of the valuation. To exercise its right, the Misconducting Member shall provide a notice to the Notifying Member within the sixty (60) day period starting from the end of the Option Period.

The Members shall then complete the sale of the Notifying Member's Interests to the Misconducting Member within the longer of the period of ninety (90) days after receipt of the notice or fifteen (15) days after such sale of Interests is duly approved by the competent State Authority.

(5)
If no Member wishes to exercise its right to purchase the Interests of the other Members, the Members shall use all reasonable efforts to sell the Company as a going concern to one or more third parties, either as a single transaction or a series of transactions. For the purposes of this Article 19.5(5), third parties include Affiliates. The Members shall cooperate and cause the Authorized Representatives appointed by them to cooperate in any required restructuring of the Company prior to such sale if necessary or desirable to facilitate the same or optimize the salability of the Company and the business conducted by it and the sales proceeds for the Members. The price and terms of such sale shall be agreed between the third party buyer(s) concerned and the Members.

(6)
Where a Termination Notice has been served due to the occurrence of an Event of Default under Article 19.4(1), the non-breaching Members shall have the option, but not the obligation, to purchase the breaching Member's Interests in the Company in accordance with the procedures in Article 19.5(3)(a) (and for the avoidance of doubt the procedures in Article 19.5(3)(b) will not apply), whereby the non-breaching Members shall have the rights and obligations of SAILUN therein, and the breaching Member shall have the rights and obligations of COOPER therein.

(7)
In the event that COOPER or SAILUN, together with any of their respective Affiliates, ceases to have any interest in the Charter Capital of the Company, each Member shall, and shall cause the Company to, take all steps necessary to ensure that the name of the Company is immediately changed so that it no longer contains any reference, as the case may be, to "Cooper" or "Sailun" in English or the local Vietnamese language equivalent of such name.

(8)
Termination of this Contract shall not affect the rights and obligations of the Members and the Company incurred prior to the termination or caused by such termination. If termination of this Contract is caused by a Member's breach of any of its obligations under this Contract, then such Member shall compensate the other Members and the Company for all their losses resulting from such breach.

19.6	Liquidation.

(1)
Liquidation of the Company shall begin from the earliest of the date of liquidation approval by the relevant State Authority, the date on which this Contract is terminated under the terms hereof (provided a buy-sell is not effected) or by a court or arbitration order.

(2)
The Members' Council shall within fifteen (15) days from the beginning of the liquidation as provided in Article 19.6(1), appoint a liquidation committee that shall be entitled to represent the Company in all legal matters during the period of liquidation. The liquidation committee shall value and liquidate the Company's assets in accordance with applicable Laws of Vietnam and the principles set out herein.

(3)
The liquidation committee shall be made up of three (3) members appointed by Super Majority Resolution of the Members' Council. The committee can retain an advisor with respect to such liquidation matters.

(4)
The liquidation committee shall conduct a thorough examination of the Company's assets and liabilities, on the basis of which it shall, in accordance with the relevant provisions of this Contract, develop a liquidation plan which, if approved by the Member' Council, shall be executed under the liquidation committee's supervision. Settlement of any claim, debt or assets under liquidation shall be approved unanimously by members of the liquidation committee.

(5)
The liquidation expenses, including remuneration to members of and advisors to the liquidation committee, shall be paid in accordance with the Laws of Vietnam out of the Company's assets in priority to the claims of other creditors.

(6)
After the liquidation committee has settled all legitimate debts of the Company, including, if applicable, the expenses of the liquidation committee in accordance with Article 19.6(5), any remaining assets shall be distributed to the Members in proportion to their Interest Percentages. With respect to fixed assets distributed to the Members, in the event that a Member intends to sell such fixed assets to a third party, the other Members shall have the preemptive right during the liquidation period to purchase such fixed assets on the same terms and conditions and at the same price as offered to any third party.

(7)
On completion of liquidation, the liquidation committee shall prepare a liquidation report and liquidation accounting statement which shall be submitted to the Members' Council for its approval, appoint a certified public accounting firm to examine the report and statement and issue a verification report.

(8)
After completion of the liquidation of the Company, unless the tax authority requires otherwise, the original accounting books and other documents of the Company shall be left in the care of SAILUN to reproduce and retain the original copies of all or any of such books and documents, and shall provide COOPER with the copies of such books and documents upon request.

For the purpose of this Article 19, "Termination Notice" shall refer to a written notice sent by one Member to the other Members for terminating this Contract for cause.

CHAPTER 20	DEFAULT

20.1
If any Member fails to perform any of its material obligations under this Contract (other than solely as a result of an event of Force Majeure) or if any of its representations or warranties under this Contract was materially untrue or inaccurate as of the date made or deemed to be made (a "Default"), such Member shall be deemed to have breached this Contract. In such event, the performing Member

("Performing Member") may notify the Member in Default in writing (a "Default Notice") that this Contract has been breached, the nature of the breach, and that the breach, if capable of being remedied, shall be remedied within sixty (60) days of the date of such Default Notice. If the breach is not capable of being remedied or, if so capable, has not been remedied by the end of such sixty (60) day period, any Performing Member shall have the right at any time to refer the matter to dispute resolution under this Contract or to exercise its other rights hereunder (including under Article 19.4), under other agreements and at law.

CHAPTER 21	INDEMNIFICATION AND LIMITATION OF LIABILITY

21.1
Subject to Article 21.2, each Member agrees, unless otherwise provided by the Laws of Vietnam, to indemnify the other Members and their successors, officers, Directors, employees, agents and shareholders (collectively, "Indemnified Non-Defaulting Persons"), and hold them harmless against any loss, liability, damage, expense, cost and reasonable legal expenses associated therewith, which any of the Indemnified Non-Defaulting Persons may suffer, sustain or become subject to, as a result of (i) any breach of this Contract, including but not limited to any misrepresentation or non-fulfillment of any covenant, undertaking or agreement, by the Member or its Affiliates, and (ii) any negligent act or omission or willful misconduct by the Member or its Affiliates in the performance of this Contract. For the avoidance of doubt, a Member shall be bound by, and responsible for, the acts and omissions of its Authorized Representative.

21.2
Notwithstanding any other provisions of this Contract, but without prejudice to the provisions of any other agreement entered into in connection with the Project (including the Ancillary Agreements), in no event shall any Member or any of their Affiliates be liable, whether in contract, tort, warranty, negligence, strict liability, or otherwise, for any lost or prospective profits or any other special, punitive, exemplary, indirect, incidental, or consequential losses or damages arising out of or in connection with (i) this Contract or any failure of performance related hereto howsoever caused, whether arising from the Member's or its Affiliate's sole, joint or concurrent negligence, or (ii) its status as a Member or its Affiliate.

CHAPTER 22	FORCE MAJEURE

22.1
Scope of Force Majeure. A "Force Majeure Event" shall mean any event, circumstance or condition that (i) directly or indirectly prevents the fulfillment of any material obligation set forth in this Contract, (ii) is beyond the reasonable control of the respective Member, and (iii) could not, by the exercise of reasonable care, have been avoided or overcome in whole or in part by such Member. Subject to the aforementioned items (i), (ii) and (iii), Force Majeure Event includes, but is not limited to, natural disasters such as acts of God, earthquake, windstorm and flood; terrifying events such as war, terrorism, civil commotion, riot, blockade or embargo, fire, or explosion; off-stream or strike or other labor disputes; epidemic and pestilence; material accident; or by reason of any law, order, proclamation, regulation, ordinance, demand, expropriation, requisition or requirement or any other act of any governmental authority, including military action, court orders, judgments or decrees.

22.2
Notice. Should any Member be prevented from performing the terms and conditions of this Contract due to the occurrence of a Force Majeure Event, the prevented Member shall send notice to the other Members within fourteen (14) days from the occurrence of the Force Majeure Event stating the details of such Force Majeure Event, provided that failure to provide timely notice shall only limit the rights of the Member giving such notice to the extent that another Member is prejudiced by the delay.

22.3
Performance. Any delay or failure in performance of this Contract, except for making payments when due under this Contract, caused by a Force Majeure Event shall not constitute a default by the prevented Member or give rise to any claim for damages, losses or penalties. Under such circumstances, the Members are still under an obligation to take reasonable best measures to perform this Contract, so far as is practical. The prevented Member shall send notice to the other Members as soon as possible of the elimination of the Force Majeure Event, and confirm receipt of such notice.

22.4
Consultations. Should the Force Majeure Event continue to delay implementation of this Contract for a period of more than one (1) month, the Members will discuss and work together to find a reasonable and equitable solution or alternative so as to resolve the Force Majeure Event or effectuate, insofar as permissible under the applicable laws, the Members' intentions under this Contract.

22.5
Termination. In the event the Members are unable to find a reasonable or equitable solution or alternative pursuant to Article 22.4, and such Force Majeure Event continues to delay implementation of this Contract for a period of more than six (6) months, any Member may terminate this Contract by giving notice to the other Members in accordance with Article 19.4(c).

CHAPTER 23	DISPUTE RESOLUTION

23.1
Disputes. Any dispute, controversy, difference or claim between the Members arising out of or relating to this Contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it ("Disputes") shall be settled by the Members amicably through good faith discussions upon the written request of any Member.

23.2
Arbitration. In the event that any such Dispute cannot be resolved thereby within a period of thirty (30) days after such notice has been given, such Dispute shall be finally resolved by arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre ("HKIAC"), using the English language, and in accordance with the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted for a sole arbitrator (the "Sole Arbitrator"). In case the Members cannot reach an agreement on the nomination of the Sole Arbitrator within seven (7) days from when the notice of arbitration is submitted, the HKIAC shall appoint such Sole Arbitrator for the Members. The sole Arbitrator shall, in instances, be independent and not be a national of Vietnam, the PRC (including Hong Kong) or the United Sates. The award of the Sole Arbitrator shall be final and binding and may be enforced in any court of competent jurisdiction. The prevailing Member(s) in the arbitration shall be entitled to receive reimbursement of their reasonable expenses (including attorneys' fees and translation fees) incurred in connection therewith. The arbitration award shall be enforceable under the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards; and the losing Member(s) shall bear all the arbitration fees and costs paid to HKIAC and the arbitrators, and shall compensate the other Member(s)' costs related to the arbitration including lawyers' fees, unless the tribunal awards differently. The Members shall agree to consolidation of arbitrations where common question of law or fact arises in both or all arbitrations concerning the Members.

CHAPTER 24	GOVERNING LAW & CHANGE OF LAW

24.1
Applicable Law. The formation of this Contract, its validity, interpretation, execution and any performance of this Contract, and the settlement of any Disputes hereunder, shall be governed by published and publicly available Laws of Vietnam, the applicable provisions of any international treaties and conventions to which Vietnam is a party, and, if there are no published or publicly available Laws of Vietnam or treaties or conventions governing a particular matter, by general international commercial practices.

24.2
Change of Law. If any Member's economic benefits as a Member in the Company is adversely and materially affected by the promulgation of any new Laws of Vietnam or the amendment or interpretation of any existing Laws of Vietnam after the Effective Date, the Members shall promptly consult with each other and use their reasonable best efforts to implement any adjustments necessary to maintain each Member's economic benefits derived from this Contract on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted.

CHAPTER 25	MISCELLANEOUS PROVISIONS

25.1	Language. This Contract is written and executed in four English originals. All such original counterparts are valid and together will be taken to constitute one instrument.

25.2
Waiver and Preservation of Remedies. No delay on the part of any Member in exercising any right, power or privilege under this Contract shall operate as a waiver thereof, nor shall any waiver on the part of any Member of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Member may otherwise have.

25.3
Notices. All notices or other communications under this Contract shall be in writing and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Members set forth below or to such other addresses or facsimile numbers as may be hereafter designated in writing on seven (7) days' notice by the relevant Member. All such notices and communications shall be effective: (i) when delivered personally; (ii) when sent by telex, telefacsimile or other electronic means with sending machine confirmation; (iii) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) four (4) days after deposit with a globally recognized commercial overnight courier, with evidence of delivery provided by the courier.

SAILUN	Address:	lo 37-1....42-6-1 PHUOC DONG INDUSTRIAL PARK,PHUOC DONG WARD,GO DAU DISTRICT,TAY NINH PROVINCE VIET NAM
	Fax:	0784349899
	Attention:	HUANG LIU

COOPER	Address:	701 Lima Avenue Findlay, OH 45840 United States of America
	Fax:	+1-419-424-7320
	Attention:	General Counsel

25.4
Severability. If any provision of this Contract should be or become fully or partially invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Contract shall not in any way be affected or impaired thereby.

25.5
Entire Agreement. This Contract (together with its Schedules and Appendices which are hereby incorporated by reference as an inseparable and integral part of this Contract) and the Charter constitute the entire agreement between the Members with reference to the subject matter hereof, and supersede any agreements, contracts, representations and understandings, oral or written, made prior to the signing of this Contract with respect to the subject matter hereof.

25.6
Modification and Amendment. No amendment of or modification to this Contract, whether by way of addition, deletion or other change of any of its terms, shall be valid or effective unless agreed to in writing and duly executed by all Members.

25.7	Successors. This Contract shall inure to the benefit of and be binding upon each of the Members and their successors and permissible assignees.

25.8
Costs and Expenses. Except as otherwise provided herein, each Member shall be responsible for its own costs and expenses it incurred in connection with the negotiation, preparation and execution of this Contract, the Charter, the Land Sub-Lease Framework Agreement and any of the Ancillary Agreements.

[The remainder of this page is intentionally blank. Schedule 1 follows.]

SCHEDULE 1
DEFINITIONS AND INTERPRETATION

PART A:	DEFINITIONS

"Affiliate" means, with respect to any person, any other person that Controls, is Controlled by or under common Control with such specified person.
"Affiliated Persons" means the Company's or its subsidiaries' officers, directors, management, employees, sub-distributors, or agents, or any other person or entity acting on their behalf.
"Affiliated Transfer" has the meaning ascribed to it in Article 6.11.
"Agreed Form" means, in relation to an Ancillary Agreement or other document, the form of that document which has been negotiated and agreed between SAILUN and COOPER and initialed by or on behalf of each of them on or prior to the execution of this Contract as evidence of that agreement.
"Ancillary Agreements" means collectively, the following agreements which are in Agreed Form and are to be executed in connection with this Contract:

(1)	the TBR Offtake Agreements;

(2)	the Land Sub-Lease Agreement; and

(3)	the Shared Facilities Agreement
(and each an "Ancillary Agreement").
"Annual Budget" has the meaning ascribed to it in Article 12.1.
"Applicable Compliance Laws" means (a) the U.S. Foreign Corrupt Practices Act ("FCPA"), without regard to its jurisdictional limitations; (b) the Laws of Vietnam including but not limited to the Penal Code and the Anti-Corruption Law; (c) U.S. and Vietnam export control laws to the extent applicable; and (d) all other laws, regulations, rules, orders, decrees, or other directives carrying the force of law applicable to any activities engaged in by the Company, its subsidiaries or any of their respective Affiliated Persons in connection with this Contract or any other business matters involving the Company and its subsidiaries.
"Appraiser" has the meaning ascribed to it in Article 19.5(1).
"Auditor" means an accounting firm registered in Vietnam and being one of the Big Four, engaged at the Company's own expense upon resolution of the Members' Council, which shall be the auditor of the Company and which firm shall be independent of the Members and independent of the Company.
"Authorization" includes any consent, authorization, registration, filing, lodgment, permit, franchise, agreement, notarization, certificate, permission, license, approval, direction, declaration, authority or exemption from, by or with any State Authority.
"Authorized Representative" means, in respect of a Member, a representative duly authorized by that Member to participate in the Members' Council in accordance with this Agreement, the Charter and Laws of Vietnam.

"Big Four" means any of the following international accounting firms, their respective affiliate or member firms in Vietnam, and their respective successors: (i) Deloitte Touche Tohmatsu Limited, (ii) Ernst & Young Global Limited, (iii) KPMG International Cooperative, and (iv) PricewaterhouseCoopers International Limited.
"Business" has the meaning ascribed to it in Article 5.1.
"Business Day" means a weekday on which banks are open in Ho Chi Minh City (Vietnam), Beijing (PRC) and New York (USA).
"Business Plan" has the meaning ascribed to it in Article 12.1.
"Chairman" means the chairman of the Members' Council, nominated under Article 9.6 and appointed under the Charter, from time to time, with the powers and responsibilities as set out in this Contract, the Charter and pursuant to the Laws of Vietnam.
"Charter" means the charter of the Company signed by the Members on or about the date of this Contract and as may be amended from time to time.
"Charter Capital" means the total value of assets contributed or undertaken to be contributed as equity by the Members when establishing the Company, in the amount specified in Article 6.2, as may be adjusted from time to time in accordance with this Contract and the Charter.
"Chief Accountant" means the chief accountant of the Company, nominated under Article 10.6(1) and appointed under the Charter, from time to time, with the powers and responsibilities as set out in the Charter and pursuant to the Laws of Vietnam.
"Chief Technology Officer" means the chief technology officer of the Company, nominated under Article 10.6(2) and appointed under the Charter, from time to time, with the powers and responsibilities as set out in the Charter.
"Company" means the limited liability company with two or more members to be established under this Contract.
"Company Inventions" has the meaning ascribed to it in Article 8.5(3).
"Company Policies" has the meaning ascribed to it in Article 15.5.
"Confidential Information" means all technical, financial, business, commercial, operational and strategic information and data, know-how, trade secrets and any analysis, amalgamation, market studies or compilation, whether written or unwritten and in any format or media, concerning, directly or indirectly, the business of the Company or a Member, which has been prior to the Establishment Date, or which may be during the Term, delivered or furnished by a Member, the Company, or any of their respective Relevant Persons, to another Member, the Company, or any of their respective Relevant Persons, but shall not include any information that: (a) at the time of disclosure is (or thereafter becomes) generally available to the public through no act of any person in violation of a confidentiality obligation or applicable law; or (b) the receiving Member has obtained lawfully from an independent source not subject to a confidentiality obligation; or (c) the receiving Member can prove was known to it or to its Relevant Persons prior to the receipt of such information from the disclosing party; or (d) is independently developed by the receiving Member without reference to such information.
"Contract" means this Joint Venture Contract including any amendment and modification that may be made from time to time in accordance with the provisions contained herein.
"Contributed Capital" means the aggregate at any particular time of contributions actually made to the Charter Capital by a Member for the establishment of the Company and any additional subsequent contributions.
"Control" means, when used with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of shares, registered capital or voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Without limiting the foregoing, an officer, director or owner of ten per cent. (10%) or more of an entity shall be considered to control such entity.
"Controller" means the financial controller, reporting to the Chief Accountant, nominated under Article 10.6(2) and appointed under the Charter, from time to time, with the powers and responsibilities as set out in the Charter.
"Cooper TBR Offtake Agreement" means an agreement to be entered into between the Company and COOPER or an Affiliate of COOPER providing for, among other things, the obligation of the Company to sell and for COOPER or its Affiliate to purchase certain volumes of TBR tires each year for the duration of the term of this Contract in accordance with, and unless terminated earlier pursuant to, its terms.
"Deadlock" has the meaning ascribed to it in Article 9.8(1).
"Deadlock Notice" has the meaning ascribed to it in Article 9.8(2).
"Default" has the meaning ascribed to it in Article 20.1.
"Defaulting Member" has the meaning ascribed to it in Article 19.5(2).
"Default Notice" has the meaning ascribed to it in Article 20.1.
"Dispute" has the meaning ascribed to it in Article 23.1.
"Effective Date" has the meaning ascribed to it in Article 4.1.
"ERC" means the enterprise registration certificate of the Company to be issued by the relevant State Authority, after the IRC is issued, establishing the Company and permitting the Company to engage in the Business.
"ERC Longstop Date" has the meaning ascribed to it in Article 3.1(3).
"Establishment Date" means the date on which the Company's first ERC is issued by the relevant State Authority.
"Event of Default" has the meaning ascribed to it in Article 19.4.
"Fair Market Value" has the meaning ascribed to it in Article 19.5(1).
"FMV Notice Date" has the meaning ascribed to it in Article 19.5(1).
"Force Majeure Event" has the meaning ascribed to it in Article 22.1.
"Free Cash Flow" means the after-tax income increased by: (i) depreciation and amortization expenses, and (ii) any other non-cash expenses included in the after-tax income.
"GAAP" means generally accepted accounting principles.
"General Director" means the general director of the Company, nominated under Article 10.1(2) and appointed under the Charter, from time to time, with the powers and responsibilities as set out in this Contract, the Charter and pursuant to the Laws of Vietnam.
"Government Entity" means a government or any department, agency, or instrumentality thereof (including any commercial entity, company, or other entity controlled by a government, or in which a government holds a majority share of the equity), a political party, or a public international organization.

"Government Official" means any officeholder, director, officer, employee, or other official (including any immediate family member thereof) of a Government Entity, any person acting in an official capacity for a Government Entity, or any candidate for political office.
"Head of Quality" means the head of quality of the Company, nominated under Article 10.6(2) and appointed under the Charter, from time to time, with the powers and responsibilities as set out the Charter.
"HKIAC" has the meaning ascribed to it in Article 23.2.
"Incentives" means all tax abatements, subsidies, incentives, quotas, and other preferential economic treatments that may be provided by a State Authority for the benefit of the Company.
"Indemnified Non-Defaulting Persons" has the meaning ascribed to it in Article 19.1.
"Intellectual Property" means any and all patents, inventions, copyrights, registered and unregistered designs, rights in designs, trade marks, service marks, rights in trade or business names or internet domain names, database rights, moral rights, rights in confidential information, trade secrets (whether registered or unregistered, and including applications for any such rights), licences relating to any of the above and any industrial, commercial or intellectual property rights having the same or similar effect anywhere in the world.
"Interest" means, in relation to a Member, the proportional rights and interests of that Member in the Company derived from that Member's Contributed Capital, which, subject to adjustment under the Charter, is equal to its Interest Percentage.
"Interest Percentage" means the proportion that the Contributed Capital of a Member bears to the aggregate of all Contributed Capital of all Members of the Company, expressed as a percentage.
"Investment Capital" has the meaning ascribed to it in Article 6.1.
"IRC" means the investment registration certificate to be issued by the relevant State Authority to the Members to register the Project.
"Land Sub-Lease Agreement" means a land sub-lease agreement to be entered into between the Lessor and the Company to supersede and replace the Land Sub-Lease Framework Agreement, pursuant to which, among other things, the Company shall lease and obtain the Land Use Rights in respect of the Site land from the Lessor for the purposes of the Project.
"Land Sub-Lease Framework Agreement" means an agreement entered into among the Lessor, SAILUN and COOPER on or about the date of this Agreement setting out, among other things, the terms on which SAILUN will return the Site land to Lessor and the Company shall, following the Establishment Date, sub-lease and obtain the Land Use Rights in respect of the Site land from the Lessor for the purposes of the Project.
"Land Use Rights" means the land use right certificate issued in the name of the Company permitting (among other things) the Company to use the Site land for the duration of the Term for the Project, including to construct and operate the Plant.
"Law on Enterprises" means the Law on Enterprises No. 68/2014/QH13 passed by the National Assembly of the Socialist Republic of Vietnam on 26 November 2014 as amended or replaced from time to time.
"Law on Investment" means the Law on Investment No. 67/2014/QH13 passed by the National Assembly of the Socialist Republic of Vietnam on 26 November 2014 as amended or replaced from time to time.
"Laws of Vietnam" means all applicable laws, decrees, decisions, circulars, regulations and other documents having the effect of law issued by any State Authority.
"Lessor" means SVI or its successor and permissible assignees under the Land Sub-Lease Agreement.

"Licensing Authority" means the Tay Ninh Department of Planning and Investment, Tay Ninh People's Committee and/or a competent State Authority, which is responsible for the approval and issuance of the IRC and/or ERC within its authority under the Laws of Vietnam.
"Management Personnel" has the meaning ascribed to it in Article 10.1.
"Member" means each of SAILUN, COOPER, any other person that contributes to or subscribes for an increase in the Charter Capital, and any of their respective successors and permitted assigns who accede to this Contract in accordance with the terms of a document of ratification and accession as set forth under Article 6.10.
"Members' Council" means the members' council of the Company, as specified in Article 9.1.
"Members' Register" has the meaning given in the Charter.
"Misconducting Member" has the meaning given to it in Article 19.5(4).
"Non-Breaching Member" has the meaning ascribed to it in Article 16.2(5).
"Non-Compliant Member" has the meaning ascribed to it in Article 19.4(1).
"Non-Disclosure and Non-Compete Contract" means the contract between the Company and each of its key employees (including, without limitation, the General Director, all other Management Personnel, and all technical personnel), whereby such key employees undertake to keep confidential the confidential information of the Company and to refrain from engaging in any business or activities that directly or indirectly compete with any business of the Company (provided that any such employees who are employed or affiliated with a Member or its Affiliate shall not be restricted in providing services to such Member or Affiliate).
"Non-Transferring Member" has the meaning ascribed to it in Article 6.7.
"Notice Period" has the meaning ascribed to it in Article 6.8(1).
"Notifying Member" has the meaning ascribed to it in Article 19(4).
"Option Period" has the meaning ascribed to it in Article 19.5(3) or Article 19.5(3), as the case may be.
"Performing Member" has the meaning ascribed to it in Article 18.1.
"Plant" has the meaning given in Article 2.1.
"PRC" or "China" means the People's Republic of China.
"Products" means TBR tires.
"Project" has the meaning ascribed to it in Article 2.1.
"Protected Party" has the meaning ascribed to such term in Article 16.1(1) hereof.
"Purchase Notice" has the meaning ascribed to it in Article 6.8(1).
"Purchaser" has the meaning ascribed to it in Article 6.7(1).
"Related Party Transaction" has the meaning ascribed to it in Article 17.3(1).
"Related Person" has the meaning ascribed to it in the Law on Enterprises.
"Relevant Person" has the meaning ascribed to it in Article 18.1.

"Sailun Adjacent Land" means the plot of land located adjacent to the Site at the Phuoc Dong Industrial Park, Go Dau Dist., Tay Ninh, Vietnam and which, at the date of this Contract, is leased by SVI to SAILUN together with the Site under land lease agreement No. 02/SVI-HD.2012 dated 26 March 2012, as shown in Schedule 2.
"Sailun Services Agreement" means an agreement to be entered into between the Company and SAILUN or an Affiliate of SAILUN pursuant to which the Company will engage SAILUN or such Affiliate to provide consulting and advisory services relating to the Project and Business.
"Sailun TBR Offtake Agreement" means an agreement to be entered into between the Company and SAILUN or an Affiliate of SAILUN providing for, among other things, the obligation of the Company to sell and for SAILUN or its Affiliate to purchase certain volumes of TBR tires each year for the duration of the term of this Contract in accordance with, and unless terminated earlier pursuant to, its terms.
"Senior Management of the Members" has the meaning ascribed to it in Article 9.8(2).
"Shared Facilities" means the facilities located on the Sailun Adjacent Land that the Company requires access to and use of for the successful operation of the Business, as provided for in the Shared Facilities Agreement.
"Shared Facilities and Services Agreement" means an agreement to be entered into between the Company and SAILUN pursuant to which SAILUN shall provide the Company access to and use of certain facilities at, grant servitudes over certain land and property on, and provide certain services to the Company at or from, the Sailun Adjacent Land.
"Shared Facilities Transfer" has the meaning ascribed to such term in Article 16.3.
"Site" means the location of the Plant at the Phuoc Dong Industrial Park, Go Dau Dist., Tay Ninh, Vietnam, as shown in Schedule 2.
"Sole Arbitrator" has the meaning ascribed to such term in Article 23.2.
"Specified Articles" means those Articles in this Contract that take effect immediately upon execution of this Contract, being each of Articles 1.1, 3.1, 4.1, 6.1, 6.2, 7, 8.1(1) to 8.1 (3), 8.2(1), 8.2(2),16.1, 16.2, 18.1, 19.2 to 19.5, 21, 22, 23, 24 and 25.
"State Authority" means any governmental, semi-governmental, political or similar body or any person connected with any of them, including the National Assembly of Vietnam, the Standing Committee of the National Assembly of Vietnam, the President of the State of Vietnam, the Government of Vietnam, the Prime Minister, the Government Office, any Ministries, any people's committee or any of their agencies, department or bodies, and any and all other committees, ministers, councils, agencies, bodies or officers whose consent, approval, registration, commitment, involvement or consultation is required or desirable in the opinion of the Company for any thing or matter referred to in or contemplated by this Contract.
"Super Majority Resolution" means a resolution of the Members' Council approved or supported by the Authorized Representatives appointed by Members holding an aggregate Interest Percentage of not less than eighty per cent. (80%).
"SVI" means Saigon VRG Investment Corporation.
"Tag-Along Interest" has the meaning ascribed to it in Article 6.9(1).
"Tag-Along Member" has the meaning ascribed to it in Article 6.9(1).
"Tag-Along Notice" has the meaning ascribed to it in Article 6.9(1).
"Tag-Along Period" has the meaning ascribed to it in Article 6.9(1).

"TBR" means truck and bus radial tires.
"TBR Offtake Agreements" means each of the Cooper TBR Offtake Agreement and the Sailun TBR Offtake Agreement.
"Term" has the meaning ascribed to it in Article 19.1.
"Termination Notice" has the meaning ascribed to such term in Article 17.
"Transferred Interest" has the meaning ascribed to it in Article 6.7(2).
"Transferring Member" has the meaning ascribed to it in Article 6.7.
"Transferring Notice" has the meaning ascribed to it in Article 6.7.
"USD" or "United States Dollar" means the lawful currency of the United States of America.
"Vietnam" means the Socialist Republic of Vietnam.
"VND" or "Vietnamese Dong" means the lawful currency of Vietnam.

PART B:	INTERPRETATION
(a)	Headings are for convenience only and do not affect interpretation.
(b)	A gender includes all genders.
(c)	The singular includes the plural, and the converse also applies.
(d)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(e)	A reference to an Article or Schedule is a reference to an article of or a schedule to this Contract except where otherwise noted.
(f)
A reference to an agreement or document is to the agreement or document as amended or replaced, except to the extent prohibited by this Contract or that other agreement or document and includes schedules, exhibits and annexures to that agreement or document.

(g)
A reference to a party to this Contract or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and where applicable, the party's legal personal representatives).

(h)
A reference to a law or to a provision of a law includes all regulations or legal instruments issued under it, and includes any modification or re‑enactment of any of the foregoing or a provision substituted for any of the foregoing.

(i)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.
(j)
Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included and they are deemed to have the words "without limitation" following them.

(k)
A reference to a person includes a natural person, a corporation, trust, partnership, unincorporated body, governmental institution, or other entity, whether or not it comprises a separate legal entity.

(l)	A reference to writing or written includes any method of reproducing words, figures, drawings or symbols in a visible and tangible form, including in electronic form.
(m)	A reference to any professional body includes the successors of that body.
(n)	All references to time are to Vietnam time and references to a day are to a period of 24 hours running from midnight on the previous day.

SCHEDULE 2
THE SITE

The area of 164,252.592 m2 at the lots 37-7, 37-8, 37-15, 37-16, 42-1-1, 42-2-1, 42-3-1, 42-3-1, 42-4-1, 42-5-1, 42-6-1, D11, N14 roads in Phuoc Dong Industrial Park, Phuoc Dong Commune, Go Dau District, Tay Ninh Province

IN WITNESS WHEREOF, each of the Members has executed this Contract or has caused this Contract to be executed by its duly authorized officer or officers as of the date first above written.

SAILUN VIETNAM CO., LTD.

By /s/刘燕华
Name: 刘燕华
Position: Chairman

COOPER TIRE & RUBBER COMPANY VIETNAM HOLDING, LLC

By /s/ Jack Jay McCracken
Name: Jack Jay McCracken
Position: Secretary